UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EAGLE MATERIALS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

June 24, 2011

Dear Fellow Stockholder:

It is my pleasure to invite you to our Annual Meeting of Stockholders, which will be held on Thursday, August 4, 2011, at the Sheraton Suites Market Center, 2101 North Stemmons Freeway, Dallas, Texas 75207, at 8:00 a.m. We hope that you will attend the meeting, but we encourage you to vote by proxy whether or not you plan to attend the meeting in person.

This year we are pleased to be taking advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, beginning on June 24, 2011, we are mailing to many of our stockholders a Notice Regarding the Availability of Proxy Materials, or Notice, instead of a paper copy of the materials for the Annual Meeting. The Notice contains instructions on how to access the proxy materials over the Internet and vote online, as well as how stockholders can elect to receive paper copies of the materials. We believe that this process should expedite stockholders’ receipt of proxy materials and provide stockholders with the information they need, while being consistent with our objective of conserving our natural resources and reducing the costs of printing and distributing our proxy materials.

If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised. Your vote is very important, whether you own one share or many.

Thank you for your continued support and interest in Eagle.

Sincerely,

Steven R. Rowley

President and Chief Executive Officer

EAGLE MATERIALS INC.

3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 4, 2011

To the Stockholders of Eagle Materials Inc.:

The annual meeting of stockholders of Eagle Materials Inc., which we refer to as the “Company,” will be held at the Sheraton Suites Market Center, located at 2101 North Stemmons Freeway, Dallas, Texas 75207 at 8:00 a.m., local time, on Thursday, August 4, 2011. At the meeting, stockholders will vote on:

(1)	Election of the three Class II directors identified in the accompanying proxy statement, each to hold office for three years.

(2)	Approval of an advisory resolution regarding the compensation of our named executive officers.

(3)	Recommending, by advisory vote, the frequency of future advisory votes on the compensation of our named executive officers.

(4)	Approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2012.

(5)	Any other matters properly brought before the annual meeting, or any adjournment thereof.

The Company’s Board of Directors has fixed the close of business on June 9, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only record holders of the Company’s common stock, par value $0.01 per share, which we refer to as our “Common Stock,” at the close of business on the record date are entitled to notice of and to vote at the annual meeting. A list of holders of Common Stock will be available for examination by any stockholder at the meeting and, during the ten-day period preceding the meeting date at the executive offices of the Company located at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487 (telephone: (214) 432-2000).

You are cordially invited to attend the annual meeting. Your vote is important. Whether or not you expect to attend the annual meeting in person, please vote through the Internet (as described in the Notice) or by telephone or fill in, sign, date and promptly return the accompanying form of proxy in the enclosed postage-paid envelope so that your shares may be represented and voted at the annual meeting. This will not limit your right to attend or vote in person at the annual meeting. Your proxy will be returned to you if you choose to attend the annual meeting and request that it be returned. Shares will be voted in accordance with the instructions contained in your proxy, but if any proxies that are signed and returned to us do not specify a vote on any proposal, such proxies will be voted in the manner, if any, recommended by the Board.

By Order of the Board of Directors JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas

June 24, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 4, 2011.

Our proxy statement and 2011 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

EAGLE MATERIALS INC.

3811 Turtle Creek Blvd., Suite 1100

Dallas, Texas 75219-4487

PROXY STATEMENT

INTRODUCTION

The accompanying proxy, mailed or provided online, together with this proxy statement, is solicited by and on behalf of the Board of Directors of Eagle Materials Inc., which we refer to as the “Company,” for use at the annual meeting of stockholders of the Company and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. References to our “Board of Directors” or “Board” refer to the Board of Directors of the Company. The Notice Regarding the Availability of Proxy Materials, this proxy statement and accompanying proxy were first mailed to our stockholders on or about June 24, 2011.

Date, Time and Place of the Annual Meeting

The 2011 annual meeting of our stockholders will be held at the Sheraton Suites Market Center, located at 2101 North Stemmons Freeway, Dallas, Texas 75207 at 8:00 a.m., local time, on Thursday, August 4, 2011.

Purposes of the Annual Meeting and Recommendations of our Board of Directors

At the meeting, action will be taken upon the following matters:

(1)	Election of Directors. Stockholders will be asked to elect the three Class II directors identified in this proxy statement, each to hold office for a term of three years.

Our Board of Directors recommends that you vote “for” the election of its three nominees for director named in this proxy statement.

(2)	Advisory Vote on Compensation of our Named Executive Officers. We are asking you to approve a non-binding advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement.

Our Board of Directors recommends that you vote “for” the non-binding advisory resolution approving the compensation of our named executive officers.

(3)	Advisory Vote Regarding Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers. We are asking you to make a non-binding recommendation regarding the frequency of future advisory votes on the compensation of our named executive officers.

Our Board of Directors does not make a recommendation regarding the frequency of future advisory votes on the compensation of our named executive officers.

(4)	Approval of the Expected Appointment of Ernst & Young LLP. We are asking you to approve the expected appointment by our Audit Committee of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2012.

Our Board of Directors recommends that you vote “for” the approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2012.

(5)	Other Business. In addition, you may be asked to vote upon such other matters, if any, as properly come before the annual meeting, or any adjournment thereof.

Our Board of Directors does not know of any matters to be acted upon at the meeting other than the matters set forth in items (1) through (4) above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 4, 2011.

Our proxy statement and 2011 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

ABOUT THE MEETING

Who Can Vote

The record date for the determination of holders of the Company’s Common Stock, par value $0.01 per share, which we refer to as our “Common Stock,” entitled to notice of and to vote at the meeting, or any adjournment or postponement of the meeting, is the close of business on June 9, 2011. In this proxy statement, we refer to this date as the “record date.” As of the record date, there were 44,491,938 shares of our Common Stock issued and outstanding and entitled to vote at the meeting. Our stock transfer books will not be closed in connection with the meeting. Our Common Stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “EXP.”

How Proxies Will be Voted

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any direction given, the shares will be voted in the manner, if any, recommended by the Board. The Board does not intend to present, and has no information indicating that others will present, any business at the annual meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment in such matters.

How to Revoke Your Proxy

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person, or by written notice to us addressed to: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487. No such revocation shall be effective, however, unless and until received by the Company at or prior to the meeting.

Quorum and Required Vote

The presence at the meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of our capital stock entitled to vote on any matter shall constitute a quorum for purposes of such matter. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. The holders of Common Stock will be entitled to one vote per share on each matter that may properly be brought before the meeting or any adjournment thereof. There is no cumulative voting.

Proposal	Required Vote	Effect of Abstentions and Broker Non-Votes
Election of Directors	Plurality of votes cast	No effect on outcome of vote

Advisory vote on compensation of our named executive officers	Majority of votes cast	No effect on outcome of vote

Advisory recommendation regarding frequency of future votes on compensation	The frequency receiving the greatest number of votes	No effect on outcome of vote

Approval of the expected appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending March 31, 2012	Affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting	Same effect as votes against proposal

In the past, brokers had discretion to vote in the election of directors if they did not receive instructions from the beneficial owner. Due to a change in the rules of the NYSE, the election of directors is no longer considered a “routine” matter and thus brokers no longer have this discretionary authority. The votes on the advisory votes regarding executive compensation and the frequency of future votes on compensation are also not considered “routine,” and brokers may not vote your shares with respect to such matters without instructions from you.

Expenses of Soliciting Proxies

The cost of soliciting proxies for the meeting will be borne by the Company. Solicitations may be made on behalf of our Board by mail, personal interview, telephone or other electronic means by officers and other employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, we have retained the firm of Georgeson Shareholder Communications, Inc., which will receive a fee of approximately $9,000, in addition to the reimbursement of out-of-pocket expenses. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this proxy statement to persons on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those persons. In compliance with the regulations of the Securities and Exchange Commission, or “SEC,” and the NYSE, we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of our Common Stock.

How You Can Vote

You can vote your shares at the meeting, by telephone, over the Internet or by completing, signing, dating and returning your proxy in the enclosed envelope.

PROPOSAL NO. 1: ELECTION OF DIRECTORS AND RELATED MATTERS

General

Our Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved to our stockholders. The primary responsibilities of our Board include:

•	the selection, compensation and evaluation of our Chief Executive Officer and oversight over succession planning;

•	oversight of our strategic planning;

•	approval of all our material transactions and financings;

•	oversight of processes that are in place to promote compliance with law and high standards of business ethics;

•	advising management on major issues that may arise; and

•	evaluating the performance of the Board and its committees, and making appropriate changes where necessary.

Members of our Board of Directors are divided into three classes based on their term of office (Class I, II and III). The directors in each such class hold office for staggered terms of three years each. At present, we have three Class I directors, three Class II directors and three Class III directors. Our Board has determined that the Board shall consist of nine directors. Effective at the 2011 annual meeting, Mr. Maresh is expected to retire from service as a Class I director in accordance with our director retirement policy. The Board has no immediate plans to fill Mr. Maresh’s seat once he retires.

The following table shows the composition of our Board after the annual meeting, assuming the election of the proposed slate of director nominees and the retirement of Mr. Maresh:

Class	Directors

Class I: Term expires at the 2013 annual meeting and every three years thereafter	Robert L. Clarke Steven R. Rowley

Class II: Term expires at the 2014 annual meeting and every three years thereafter	Laurence E. Hirsch Michael R. Nicolais Richard R. Stewart

Class III: Term expires at the 2012 annual meeting and every three years thereafter	F. William Barnett Ed H. Bowman, Jr. David W. Quinn

Director Independence

NYSE corporate governance rules require that our Board of Directors be comprised of a majority of independent directors. Our Board of Directors has determined, upon the recommendation of our Corporate Governance and Nominating Committee, which we refer to as our “Governance Committee,” that all members of our Board of Directors, other than Mr. Rowley, are “independent” within the meaning of the independence requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the corporate governance rules of the NYSE.

In determining that eight of our nine directors are “independent,” our Board of Directors considered the following facts:

•	Messrs. F. William Barnett, Ed H. Bowman, Jr., Robert L. Clarke, Frank W. Maresh and Richard R. Stewart have no relationship with the Company that potentially affects their independence.

•

From 1987 until his retirement in March 2002, Mr. David W. Quinn was an officer of Centex Corporation, our former parent, which we refer to as “Centex.” Because it has been over five years since his retirement as an officer of Centex and in light of the absence of any other material relationship with the Company (other than as a director of the Company), our Board of Directors has determined that Mr. Quinn has no material relationship with the Company.

•

From 1985 until his retirement in March 2004, Mr. Laurence E. Hirsch was an officer of Centex. Mr. Hirsch was also our interim Chief Executive Officer for approximately six months from April 2003 until September 2003 prior to the appointment of Mr. Rowley as Chief Executive Officer in September 2003. Because it has been over five years since Mr. Hirsch retired from Centex or served as an officer of the Company on an interim basis, our Board determined that Mr. Hirsch has no material relationship with the Company (other than as a director of the Company).

•

Mr. Michael R. Nicolais entered into an employment relationship with a company owned by another member of our Board of Directors, Laurence E. Hirsch, in 2004. In particular, in April 2004, Mr. Nicolais accepted employment as president of Highlander Partners L.P., or “Highlander Partners,” a private investment partnership of which Mr. Hirsch is the sole equity owner. In view of, among other things: (1) the fact that Mr. Nicolais has never served as an officer or employee of the Company or any of its parents or subsidiaries; (2) the employment relationship between Mr. Nicolais and Highlander Partners commenced after the completion of the spin-off of the Company from Centex and after the date Mr. Hirsch retired as an executive officer and director of Centex; (3) the investment services provided by Mr. Nicolais to Highlander Partners are largely unrelated to the Company (except to the extent that such services involve investment services relating to a portion of the shares of our Common Stock beneficially owned by Mr. Hirsch); and (4) the fact that, as described above, our Board of Directors has determined that Mr. Hirsch himself has no material relationship with the Company, our Board of Directors determined that Mr. Nicolais has no material relationship with the Company.

Nominees

Each of the nominees listed below is currently a member of our Board of Directors. Each of these nominees has been recommended for nomination by our Governance Committee (with Mr. Nicolais abstaining as to his own nomination) after considering the criteria described below under the heading “Corporate Governance and Nominating Committee.” We have no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, proxies may be voted for substitute nominees. A plurality of votes cast by the holders of our Common Stock will be required to elect the nominees for director.

Recommendation of the Board

Our Board of Directors recommends that holders of Common Stock vote “for” the election of the nominees listed below to serve as Class II directors for a three-year term ending at our 2014 annual meeting of stockholders:

Laurence E. Hirsch

Michael R. Nicolais

Richard R. Stewart

Director Qualifications

Set forth below is information about the nominees standing for election at our 2011 annual meeting, as well as our continuing directors whose terms of office do not expire at such annual meeting. The biographical information appearing below regarding the nominees for director and continuing directors has been furnished to us by the respective nominees and directors. Also included below is a brief description of how each individual’s experience qualifies him to serve as a director of the Company.

Nominees for Director Whose Terms Expire at our 2011 Annual Meeting

(Class II Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

Laurence E. Hirsch	65	1985

Mr. Hirsch is chairman of Highlander Partners, an investment partnership. He has served as chairman of our Board of Directors from July 1999 to the present and also served in that capacity from January 1994 through December 1997. He was our interim Chief Executive Officer from April 2003 through September 2003. Mr. Hirsch is a member of the Executive Committee of our Board of Directors. Until his retirement on March 31, 2004, Mr. Hirsch served Centex Corporation in various capacities, including as a director beginning in 1985, as Chief Executive Officer beginning in July 1988 and as chairman of its board of directors beginning in July 1991. Mr. Hirsch served as a director of Belo Corp. from August 1999 through January 2008 and continued as a director of A. H. Belo until May 2011. Mr. Hirsch currently serves as a director of the Federal Home Loan Mortgage Corp. (Freddie Mac) and is also Chairman of the Center for European Policy Analysis.

Mr. Hirsch brings to the Board his extensive executive experience gained through his service as the CEO of a public company. In addition, Mr. Hirsch brings extensive knowledge of the Company through having served as our Chairman for most of the last 15 years. Mr. Hirsch also brings valuable experience as an executive officer within the construction products industry and his knowledge of corporate governance and financial oversight gained from his membership on the boards of other public companies.

Michael R. Nicolais	53	2001

In April 2004, Mr. Nicolais became president of Highlander Partners. From August 2002 until March 2004, Mr. Nicolais served as managing director of Stephens, Inc., an investment banking firm. Prior to joining Stephens, Inc., he was a partner in the private investment firm of Olivhan Investments, L.P. from March 2001 until August 2002. From August 1986 to December 2000, he was employed by Donaldson, Lufkin & Jenrette Securities Corporation’s Investment Banking Division, most recently in the position of Managing Director and co-head of that firm’s Dallas office. Mr. Nicolais has been a member of our Board of Directors since 2001. He also serves as a member of the Compensation Committee and the Governance Committee.

Mr. Nicolais brings to the Board, the Governance Committee and the Compensation Committee his extensive knowledge of capital markets, financial analysis and financial oversight gained through his experience as an investment banker and investment manager.

Richard R. Stewart	61	2006

From 1998 until 2006 Mr. Stewart served as President and CEO of GE Aero Energy, a division of GE Power Systems and as an officer of General Electric Company. Mr. Stewart retired from General Electric in 2006. Mr. Stewart’s career at General Electric began in 1998 as a result of General Electric’s acquisition of the gas turbine business of Stewart & Stevenson Services, Inc. Mr. Stewart began his career at Stewart & Stevenson in 1972 and while at Stewart & Stevenson served in various positions including as Group President and member of the board of directors. Mr. Stewart also served as a director of Plug Power Inc. from July of 2003 to March of 2006. Mr. Stewart became a director of Kirby Corporation in 2008 and a director of Lufkin Industries, Inc. in 2009. Mr. Stewart serves as chairman of the Compensation Committee of our Board of Directors.

Mr. Stewart brings to the Board and the Compensation Committee his proven leadership and business experience as the former CEO of a manufacturing company. Mr. Stewart also brings corporate governance and compensation experience gained from membership on the boards of other public companies and as an officer with General Electric.

Continuing Directors Whose Terms Expire at our 2012 Annual Meeting

(Class III Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

F. William Barnett	64	2003

Mr. Barnett retired in 2003 from his position as a Director in the Dallas office of McKinsey & Company, Inc., an international consulting firm, after 23 years of employment, where he led the firm’s Strategy Practice. Mr. Barnett also served as a director of Papa Johns International, Inc. from 2003 until March 2009, and has been an Adjunct Professor at the Yale School of Management and the Jesse H. Jones Graduate School of Business at Rice University. Mr. Barnett currently chairs our Governance Committee.

Mr. Barnett brings to the Board and the Governance Committee his corporate governance and strategy development and implementation experience gained from his long career in management consulting and his service on another board.

Ed H. Bowman, Jr.	64	2011

Mr. Bowman is Chief Executive Officer, President and a director of SourceHOV, where he has served as CEO since 1996. Prior to 1996, Mr. Bowman was a senior executive at First Data Corporation. Mr. Bowman joined our Board in May 2011 (after the end of fiscal 2011). Mr. Bowman serves on the advisory board of the J. Mack Robinson College of Business at Georgia State University and the Board of the Dallas Regional Chamber of Commerce.

Mr. Bowman brings to the Board his proven leadership and business experience as the sitting CEO of an expanding company. Mr. Bowman also brings corporate governance, finance and compensation knowledge gained from his experience at other public companies.

David W. Quinn	69	1994

Mr. Quinn served as a director of Centex from 1989 until its merger with Pulte in 2009, as Vice Chairman of the Board of Directors of Centex from May 1996 to March 2002, as Executive Vice President of Centex from February 1987 to May 1996, and Chief Financial Officer of Centex from February 1987 until June 1997 and again from October 1997 until May 2000. Mr. Quinn is the chairman of the Audit Committee of our Board of Directors.

Mr. Quinn brings to the Board and the Audit Committee his extensive management, financial and audit experience gained from his 17 years as CFO and/or Vice Chairman of the Company’s former parent company and through prior experience as a partner with a major accounting firm. Mr. Quinn also brings corporate governance experience gained from membership on the boards of other public and private companies.

Continuing Directors Whose Terms Expire at our 2013 Annual Meeting

(Class II Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

Robert L. Clarke	68	1994

Mr. Clarke was a partner in the law firm of Bracewell & Giuliani LLP (formerly known as Bracewell & Patterson) from 1971 to December 1985, returned to the firm as a partner in March 1992 and currently is a senior partner in that firm. From December 1985 to February 1992, he was Comptroller of the Currency of the United States. Mr. Clarke is a director of Stewart Information Services Corporation. Mr. Clarke is a member of the Audit Committee and Compensation Committee of our Board of Directors.

Mr. Clarke brings to the Board, the Audit Committee and the Compensation Committee extensive financial and legal experience and knowledge of corporate governance and financial oversight gained from his long legal career, his membership on the boards of other public companies and his service as Comptroller of the Currency of the United States.

Steven R. Rowley	58	2003

Mr. Rowley has been the Company’s President and Chief Executive Officer and a member of our Board of Directors since September 2003. Mr. Rowley is also a member of the Executive Committee of our Board of Directors. Mr. Rowley joined the Company in 1991 as a plant manager at its Nevada cement operations and subsequently became Executive Vice President of the Company’s Illinois Cement Company subsidiary in June of 1995. Mr. Rowley was named the Company’s Executive Vice President-Cement in 1998. In 2001, Mr. Rowley’s operational responsibilities were expanded to include concrete and aggregates. Mr. Rowley was the Company’s Chief Operating Officer from October 2002 until September 2003.

Mr. Rowley brings to the Board his extensive executive and operations experience in the construction products industry, including 20 years of service with the Company.

Board Meetings and Attendance Records

During the Company’s fiscal year ended March 31, 2011, our Board of Directors held four regularly scheduled meetings and one special meeting. During such fiscal year, all of the incumbent directors attended at least 75% of the meetings of the Board and the committees of the Board on which they served, except for Mr. Clarke, who missed the May 2010 meetings of the Audit Committee, Compensation Committee and Board due to illness. In accordance with our informal policy, we anticipate that all continuing directors and nominees will attend our 2011 annual stockholders meeting. All of our directors attended our 2010 annual meeting. We strongly encourage all directors to attend our stockholder meetings. Our non-employee directors (which currently constitute all our directors, except for Mr. Rowley) meet immediately after all Board meetings without management present. Mr. Hirsch presides at all executive sessions of the non-employee directors.

BOARD COMPENSATION

Board compensation is generally set for the next 12 months at our Board of Directors meeting following our annual meeting of stockholders. In August 2010, our Board of Directors approved the same compensation levels paid last year by adopting a director compensation structure in which directors who are not employees of the Company or any of our subsidiaries received compensation for their services during the next 12 months (for the period from August 2010 through July 2011) by electing one of the following two compensation package alternatives: (1) total compensation valued at $150,000 per year, of which $75,000 is paid in cash and the remainder is provided in the form of an equity grant valued at $75,000; or (2) an equity grant valued at $170,000. The equity grant under either alternative is comprised of options to purchase Common Stock. In accordance with the terms of the Eagle Materials Inc. Incentive Plan, the exercise price of stock options is set at the average of the high and low price of the Common Stock on the NYSE on the date of grant. The number of option shares is determined as of the date of grant by using the Black-Scholes method. All options are fully exercisable when granted and have a seven-year term.

Non-employee directors who chair committees of the Board of Directors receive additional annual compensation. The Governance Committee Chair receives a fee of $10,000 per year. The chairs of the Audit Committee and the Compensation Committee each receive a fee of $15,000 per year. The Chairman of the Board receives a fee of $50,000 per year. Chairpersons who elect to receive all Board compensation in the form of equity may also elect to receive this additional compensation in the form of options to purchase Common Stock, in which case a 26.67% premium is added to such fees when valuing the number of options to be received by such chairperson.

If directors hold restricted stock units, which we refer to as “RSUs,” granted as part of director compensation in prior fiscal years (which includes all directors other than Ed Bowman and Richard Stewart), these directors will accrue dividend equivalent units as and when the Company issues a cash dividend on the Common Stock in accordance with the terms of the RSUs.

All directors are reimbursed for reasonable expenses of attending meetings.

Non-Employee Director Compensation for Fiscal Year 2011

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended March 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation ($)(2)	Total ($)

F. William Barnett(3)	—	—	$182,667	—	—	—	$182,667

Ed H. Bowman, Jr.(4)	—	—	—	—	—	—	—

Robert L. Clarke(5)	—	—	170,000	—	—	—	170,000

Laurence E. Hirsch(6)	—	—	233,335	—	—	—	233,335

Frank W. Maresh(7)	$75,000	—	75,000	—	—	$8,275	158,275

Michael R. Nicolais(8)	75,000	—	75,000	—	—	—	150,000

David W. Quinn(9)	—	—	189,001	—	—	—	189,001

Richard R. Stewart(10)	90,000	—	75,000	—	—	—	165,000

(1)	The amounts in this column reflect the value of option awards made to the directors in the fiscal year ended March 31, 2011 and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 26, 2011, or “Fiscal 2011 Form 10-K.”
(2)	The amount in this column includes the value of Common Stock paid during such fiscal year for dividend equivalent units. Dividend equivalent units are credited as additional RSUs to holders of our earned RSUs at any time we pay a cash dividend on our Common Stock. In fiscal 2011, Mr. Maresh was paid Common Stock for dividend equivalent units valued at $8,275. Dividend equivalent units credited to the other directors in fiscal 2011 in additional RSUs are included in the amounts reflected in the “RSUs” column of the chart immediately below.
(3)	Mr. Barnett is the Chair of the Governance Committee. He elected to receive 100% of his director compensation fiscal 2011 in the form of equity (including his chairperson fee).
(4)	Mr. Bowman did not serve as a director during fiscal 2011. He was appointed to the Board on May 17, 2011.
(5)	Mr. Clarke elected to receive 100% of his director compensation for fiscal 2011 in the form of equity.
(6)	Mr. Hirsch elected to receive 100% of his director compensation for fiscal 2011 in the form of equity (including his Chairman of the Board fee).
(7)	Messrs. Maresh and Nicolais elected to receive 50% of their director compensation for fiscal 2011 in the form of equity and 50% in cash.
(8)	Mr. Quinn is the Chair of the Audit Committee. He elected to receive 100% of his director compensation for fiscal 2011 in the form of equity (including his chairperson fee).
(9)	Mr. Stewart is the Chair of the Compensation Committee. He elected to receive 50% of his director compensation for fiscal 2011 in the form of equity and 50% in the form of cash. Mr. Stewart also elected to receive his committee chairperson fee in cash.

The following chart shows the number of outstanding stock options and RSUs held by each director as of March 31, 2011.

Name	Stock Options(1)	RSUs(2)

F. William Barnett	99,065	8,315
Ed H. Bowman, Jr.	—	—
Robert L. Clarke	84,848	8,315
Laurence E. Hirsch	112,610	10,788
Frank W. Maresh(3)	36,314	—
Michael R. Nicolais	56,180	3,657
David W. Quinn	88,555	6,203
Richard R. Stewart	31,014	—

(1)	All of these stock options are fully exercisable.
(2)	The RSUs granted to non-employee directors are vested in full on the date of grant but are not payable until the non-employee director’s service on the board terminates because of the director’s death or the director’s retirement in accordance with the Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. The number of RSUs reflected in this column includes the following aggregate dividend equivalent units, which are accrued by holders of our RSUs at any time we pay a cash dividend on our Common Stock: Mr. Barnett – 803 RSUs; Mr. Clarke – 803 RSUs; Mr. Hirsch – 1,045 RSUs; Mr. Nicolais – 357 RSUs; and Mr. Quinn – 581 RSUs.
(3)	On August 5, 2010, Mr. Maresh’s then-outstanding RSUs were paid to him in the form of shares of our Common Stock, in accordance with the agreements governing such grants.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board and CEO are performed by two different persons. Mr. Rowley, our CEO, focuses on the day-to-day operation of the Company’s businesses and participates in both operational and long-term strategy and development. Mr. Hirsch, our Chairman, oversees the Company’s general strategic direction and leads and manages the Board.

As part of its primary risk management function, the Audit Committee oversees the preparation by management of a risk report on a quarterly basis. However, our entire Board of Directors is also charged with, and is actively involved in, identifying, evaluating and managing risks on behalf of the Company, and the Board undertakes to hold discussions on these topics with management and the Audit Committee throughout the year. Further, the independent directors address risk management in executive sessions without management present. As appropriate in the context of their chartered roles, the Board’s other committees also perform risk management and oversight activities during the year.

Board Committees

The standing committees of our Board of Directors include the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee. The following table lists the chairpersons and members of each committee as of March 31, 2011, and the number of meetings held by each committee during the fiscal year ended March 31, 2011:

Director	Audit	Compensation	Governance	Executive
F. William Barnett			Chair

Robert L. Clarke	Member	Member

Laurence E. Hirsch				Chair

Frank W. Maresh	Member		Member

Michael R. Nicolais		Member	Member

David W. Quinn	Chair

Steven R. Rowley				Member

Richard R. Stewart		Chair

Number of Meetings in Fiscal 2011	8	5	5	2(1)

(1)	Action by unanimous written consent on both occasions.

Audit Committee

Our Board has a standing Audit Committee, composed of three independent directors. Our Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. Our Audit Committee is governed by an amended and restated Audit Committee charter, a copy of which may be viewed on our website at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

Our Board has determined that each member of our Audit Committee is independent within the meaning of applicable (1) corporate governance rules of the NYSE and (2) the requirements set forth in the Exchange Act and the applicable SEC rules. In addition, our Board has determined that each member of our Audit Committee satisfies applicable NYSE standards for financial literacy and that, based on his auditing and financial experience, including over seventeen (17) years as CFO and/or Vice Chairman of the Company’s former parent company and through prior experience as a partner with a major accounting firm, Mr. Quinn is an “audit committee financial expert” within the meaning of the rules of the SEC.

Unless otherwise determined by the Board, no member of our Audit Committee may serve as a member of an audit committee of more than two other public companies.

The following are key functions and responsibilities of our Audit Committee to:

•

select, appoint, compensate, evaluate, retain and oversee the independent auditors engaged for purposes of preparing or issuing an audit report or related work or performing other audit, review, or attest services for us;

•

obtain and review, at least annually, a formal written statement from our independent auditors describing all relationships between our auditors and the Company and engage in a dialogue with our auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and to recommend appropriate action in response to the reports to our Board;

•

pre-approve all audit engagement fees and terms and all permissible non-audit services provided to us by our independent auditors, in accordance with the committee’s policies and procedures for pre-approving audit and non-audit services;

•

establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	discuss our annual audited financial statements, quarterly financial statements and other significant financial disclosures with management and our independent auditors;

•

discuss with management the types of information to be disclosed and the types of presentations to be made in our earnings press releases, as well as the financial information and earnings guidance we provide to analysts and rating agencies;

•	annually review and assess the performance of the Audit Committee and the adequacy of its charter;

•	discuss policies with respect to risk assessment and risk management; and

•	prepare the report that is required to be included in our annual proxy statement regarding review of financial statements and auditor independence.

Our Audit Committee’s report on our financial statements for the fiscal year ended March 31, 2011 is presented below under the heading “Audit Committee Report.”

Our Audit Committee meets separately with our independent auditors and with members of our internal audit staff outside the presence of the Company’s management or other employees to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

Compensation Committee

Our Board’s Compensation Committee is composed of independent directors who meet the corporate governance standards of the NYSE, qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act and as “outside directors” within the meaning of the Internal Revenue Code. Under its amended and restated charter, which you may review on our web site at www.eaglematerials.com (and a copy of which will be provided to you free of charge upon written request to our Secretary at our principal executive office), the primary purposes of our Compensation Committee are to assist the Board in discharging its responsibilities relating to compensation of our Chief Executive Officer and other senior executives and to direct the preparation of the reports regarding executive compensation that the rules of the SEC require to be included in our annual proxy statement. The Compensation Committee is authorized to hire outside advisors. For additional information regarding outside advisors engaged by the Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement.

The following are key functions and responsibilities of our Compensation Committee to:

•

periodically review and make recommendations to our Board as to our general compensation philosophy and structure, including reviewing the compensation programs for senior executives and all of our benefit plans to determine whether they are properly coordinated and achieve their intended purposes;

•

annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate his or her performance as measured against such goals and objectives and to set the salary and other cash and equity compensation for our Chief Executive Officer based on such evaluation;

•

review and, after the end of the fiscal year and in consultation with our Chief Executive Officer, approve the compensation of our senior executive officers who are required to make disclosures under Section 16 of the Exchange Act, who we refer to as our “senior executive officers”;

•	administer the Company’s compensation plans for which it is named as plan administrator, including our Incentive Plan;

•	report on compensation policies and practices with respect to our executive officers as required by SEC rules; and

•	review and assess the performance of the Compensation Committee and the adequacy of its charter annually and recommend any proposed changes to the Board.

In accordance with the terms of our Incentive Plan, the Compensation Committee has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant time-vesting stock options in special circumstances. Under this authorization, the Special Situation Stock Option Committee may grant stock options to newly-hired employees and newly-promoted employees. This authority, which expires on May 31, 2012, is limited to an aggregate of 60,000 option shares, no one individual may receive more than 30,000 option shares, and the CEO may not receive options pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2011 no stock options were granted to employees under this authority.

Our Compensation Committee’s report for the fiscal year ended March 31, 2011 is presented below under the heading “Compensation Committee Report” beginning on page 15 of this proxy statement.

Our Compensation Committee meets as often as it deems appropriate, but no less than twice per year.

Governance Committee

Our Board’s Governance Committee is composed of independent directors who meet the corporate governance standards of the NYSE. The primary purposes of this committee are: (1) to advise and counsel our Board and management regarding, and oversee our governance, including our Board’s selection of directors; (2) to develop and recommend to the Board a set of corporate governance principles for the Company; and (3) to oversee the evaluation of our Board and management. Our Governance Committee has adopted a written charter, and our Board has also adopted Corporate Governance Guidelines. Both the Governance Committee charter and the Corporate Governance Guidelines may be viewed on our web site at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

The following are certain key functions and responsibilities of our Governance Committee to:

•	develop, periodically review and recommend a set of corporate governance guidelines for the Company to the Board;

•	periodically review corporate governance matters generally and recommend action to the Board where appropriate;

•	review and assess the adequacy of its charter annually and recommend any proposed changes to our Board for approval;

•	monitor the quality and sufficiency of information furnished by management to our Board;

•	actively seek, recruit, screen, and interview individuals qualified to become members of the Board, and consider management’s recommendations for director candidates;

•	evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the Board;

•	establish and periodically re-evaluate criteria for Board membership;

•	recommend to the Board the director nominees for each annual stockholders’ meeting; and

•	recommend to the Board nominees for each committee of the Board.

The Governance Committee initiates and oversees an annual confidential (as to each member of the Board and its committees) evaluation of the effectiveness of the Board and each committee, as well as the composition, organization (including committee structure, membership and leadership) and practices of the Board. Part of the Governance Committee’s self-evaluation process involves an assessment of the effectiveness of the Company’s corporate governance policies, which includes the Company’s policies surrounding diversity.

Among the criteria the Governance Committee uses in evaluating the suitability of individual nominees for director (whether such nominations are made by management, a stockholder or otherwise) are their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and the likelihood that he or she will be able to serve on the Board for a sustained period. In connection with the selection of nominees for director, the Governance Committee gives due consideration to diversity in perspectives, backgrounds, business experiences, professional expertise, gender and ethnic background among the Board members.

Members of the Governance Committee, other members of the Board or executive officers may, from time to time, identify potential candidates for nomination to our Board. All proposed nominees, including candidates recommended for nomination by stockholders in accordance with the procedures described below, will be evaluated in light of the criteria described above and the projected needs of the Board at the time. As set forth in its charter, the Governance Committee may retain a search firm to assist in identifying potential candidates for nomination to the Board of Directors.

Our Governance Committee will consider candidates recommended by stockholders for election to our Board. A stockholder who wishes to recommend a candidate for evaluation by our Governance Committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Governance Committee at the following address: Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas 75219-4487.

Our Bylaws provide that, to be considered at the 2012 annual meeting, stockholder nominations for the Board of Directors must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 9, 2012 and ending May 9, 2012, and must contain the information specified by and otherwise comply with the terms of our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive offices.

No nominees for election to the Board at our 2011 annual meeting of stockholders were submitted by stockholders or groups of stockholders owning more than 5% of our Common Stock.

Executive Committee

The principal function of our Board’s Executive Committee is to exercise all of the powers of the Board to direct our business and affairs between meetings of the Board, except that the Executive Committee may not amend our Certificate of Incorporation or Bylaws, adopt an agreement of merger or consolidation under Delaware law, recommend the sale of all or substantially all of our assets or recommend the dissolution of the Company or the revocation of a dissolution. In addition, unless authorized by resolution of our Board of Directors, the Executive Committee may not declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger under Delaware law.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee had a relationship during the fiscal year ended March 31, 2011 that requires disclosure as a Compensation Committee interlock.

How to Contact Our Board

Shareholders and other interested parties can communicate directly with our Board, a committee of our Board, our independent directors as a group, our Chairman of the Board or any other individual member of our Board by sending the communication to Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, to the attention of the director or directors of your choice (e.g., “Attention: Chairman of the Board of Directors” or “Attention: All Independent Directors,” etc.). We will relay communications addressed in this manner as appropriate. Communications addressed to the attention of the entire Board are forwarded to the Chairman of the Board for review and further handling.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following list sets forth the names, ages as of the date of this proxy statement and principal occupations of each person who was an executive officer of the Company during the fiscal year ended March 31, 2011 and who is not also a member of our Board. Except as noted below, all of these persons have been elected to serve until the next annual meeting of our Board or until their earlier resignation or removal.

Name	Age	Title

D. Craig Kesler	35	Executive Vice President – Finance and Administration and Chief Financial Officer (has held current office since August 2009; Vice President – Investor Relations and Corporate Development from September 2005 through August 2009; Audit Manager of Ernst & Young LLP from April 2002 through September 2005).

Gerald J. Essl	61	Executive Vice President – Cement/Aggregates and Concrete (has held current office since January 2003; President of Texas Lehigh Cement Company from 1985 through December 2002).

James H. Graass	53	Executive Vice President, General Counsel and Secretary (Executive Vice President and General Counsel since November 2000; Mr. Graass was named Secretary of the Company in July 2001).

David B. Powers	61	Executive Vice President – Gypsum and President of American Gypsum Company (has held current office since January 2005; Executive Vice President – Marketing, Sales and Distribution of American Gypsum Company from June 2002 through December 2004; Vice President, Customer Service of USG Corporation from 2000 through 2002; Vice President, Specialty Products and Architectural Systems Business of USG Corporation from 1998 through 2000).

Robert S. Stewart	57	Executive Vice President – Strategy, Corporate Development and Communications (has held current office since August 2009; Senior Vice President of Centex Corporation from 2000 through August 2009).

William R. Devlin	45	Senior Vice President, Controller and Chief Accounting Officer (has held current office since August 2009; Vice President and Controller from October 2005 through August 2009; Director of Internal Audit from September 2004 through September 2005; Senior Manager of PricewaterhouseCoopers LLP from July 1999 through August 2004).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard R. Stewart, Chairman

Robert L. Clarke

Michael R. Nicolais

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Practices

Our executive compensation and benefits programs are designed to create stockholder value by attracting, motivating and retaining senior executives who can make significant contributions to the profitability, growth and development of our businesses. A key feature of our executive compensation programs is to provide incentives that drive operational and financial performance, and we seek to ensure that these incentives represent a significant portion of our executives’ compensation.

For a number of years, our executive compensation programs have incorporated pay-for-performance and many other compensation best practices, including the following:

•	We have no employment agreements with our executives.

•	We have no tax gross-up agreements with our executives.

•	We utilize performance-based equity in our annual long-term compensation program.

•	Our executives are provided very limited perquisites.

•	We do not provide any defined benefit plans to our executives.

•	The Profit Sharing and Retirement Plan benefits provided to our executives are the same as the benefits provided all salaried employees.

•	Our incentive plan prohibits the re-pricing of options.

•	We maintain stock ownership guidelines for management, aligning their long-term interests with those of our stockholders.

•	Our “burn rate” for equity awards (a measure of historical dilution discussed in more detail below) is well within industry norms.

•

Under our insider trading policy, employees, including Named Executive Officers, are prohibited from speculating in our securities or engaging in transactions designed to hedge their ownership interests.

Eagle Materials’ Performance in a Difficult Environment

During our fiscal year ended March 31, 2011, the Company continued to experience difficult economic conditions, which materially affected our business results. U.S. residential and commercial construction markets continued to be very weak in fiscal 2011. Notwithstanding operating in these weak economic conditions, the Company performed exceptionally well relative to its peers in fiscal 2011. For example, the Company was able to generate operating earnings of $60.7 million in fiscal 2011, during which time many of our peers experienced operating losses. The bar graphs below compare the Company’s performance (as measured by the five-year average return on average equity and the five-year average return on average assets) against (i) the Dow Jones U.S. Building Materials & Fixtures Index, (ii) our domestic and international public company peers, and (iii) our domestic public company peers. We view these peer groups as corresponding much more closely to our business than the broader peer groups utilized by some advisory services.

Source: FactSet, May 26, 2011

Dow Jones Building Materials & Fixtures Index (median)

Domestic and International Public Company Peers: Martin Marietta, Texas Industries Inc., USG Corp., Vulcan Materials, Titan Cement Co. S.A., CRH, Monarch Cement Co., Grupo Cementos de Chihuahua, Buzzi Unicem S.p.A., Holcim Ltd., HeidelbergCement AG, Lafarge S.A., Cementos Bio-Bio S.A., Cementos Portland Valderrivas, Compagnie de Saint-Gobain, Cemex S.A.B. de C.V., Italcementi S.p.A., Cementos Argos S.A., Taiheiyo Cement Corp, Rmx Hldgs Inc, Headwaters Incorporated (median)

Domestic Public Company Peers Martin Marietta, Texas Industries Inc., USG Corp., Vulcan Materials (median)

Fiscal 2011 Compensation Highlights

The following highlights of our executive compensation program in fiscal 2011 exemplify our long-standing commitment to sound compensation practices, including pay-for-performance.

•

Following the freezing of base salaries for fiscal year 2010, we instituted modest (2.5%) increases for our Named Executive Officers in fiscal 2011. The salaries are generally in line with the median of our compensation peer group.

•	The majority of the total target compensation of our CEO and our other Named Executive Officers for fiscal 2011 was performance-based.

•

100% of our cash annual incentive bonus for our Named Executive Officers for fiscal 2011 was performance-based in that it was tied to operating earnings. Also, these cash annual incentive bonuses were structured in all cases so that they could be adjusted downward by the Compensation Committee at the end of the fiscal year based on an individual Named Executive Officer’s individual performance. The incentive bonus pools available to senior management, including our Named Executive Officers, in fiscal 2011 were relatively flat or smaller than the pools in fiscal 2010, reflecting reduced earnings within the Company’s business units.

•

100% of our annual long-term equity awards made during fiscal 2011 (stock options and restricted stock units (RSUs)) were performance-based, with vesting subject to the achievement of performance criteria ranging from financial performance measures to specific operating goals. The long-term equity awards, to the extent earned during fiscal 2011, will not become fully vested unless the executive also fulfills continued employment requirements. The percentage of the awards earned by our Named Executive Officers was approximately 75%. Of the amount earned, one-third vested in May 2011, one-third will vest in March 2012 and one-third will vest in March 2013 (assuming continued service by the relevant officer). The unearned portion of the awards has been forfeited and the earned portion continues to be subject to forfeiture if continued employment requirements are not met.

•

In order to enhance retention of key employees, a portion of this year’s long-term compensation was in the form of a “hold to retirement” grant. These grants of restricted stock were to be earned if the Company attained a target level average return on equity for the ten years ended March 31, 2011 of over 17.25%. In April 2011, the Compensation Committee determined that this performance target had been satisfied; however, the restricted stock will not fully vest until the recipient satisfies the requirements for “retirement,” as defined in the award agreement – estimated to occur for each Named Executive Officer on dates ranging from 4 to 15 years after the date of grant.

•

Our CEO’s total compensation for fiscal 2011 reported in the Summary Compensation Table increased from fiscal 2010 primarily because of the zero baseline in his equity awards. Mr. Rowley did not receive any equity awards in fiscal 2010, and therefore, no value appears in those columns of the Summary Compensation Table for that year. In fact, other than in the case of new hires and promotions, no equity was awarded at all by the Company in fiscal 2010. Some key features of our CEO’s fiscal 2011 compensation are set forth below.

•	Our CEO’s base salary increased by a modest 2.5% in fiscal 2011.

•

100% of our CEO’s long-term equity compensation was performance based, with 75.1% of the stock options and RSUs being earned and the remainder forfeited, and 100% of the “hold to retirement” restricted stock being earned.

•	Our CEO’s annual cash incentive bonus of $294,944 for fiscal 2011 was flat compared with fiscal 2010, increasing just $3,310 (or 1%) year-over-year.

Named Executive Officers

This Compensation Discussion and Analysis is intended to provide investors with a more complete understanding of our compensation policies and decisions during fiscal 2011 for the following persons who were “Named Executive Officers” during such fiscal year:

Steven R. Rowley	President and Chief Executive Officer

D. Craig Kesler	Executive Vice President – Finance and Administration and Chief Financial Officer

Gerald J. Essl	Executive Vice President – Cement/Aggregates and Concrete

Robert S. Stewart	Executive Vice President – Strategy, Corporate Development and Communications

James H. Graass	Executive Vice President, General Counsel and Secretary

Compensation Philosophy

Our compensation philosophy is based on the principles that executive compensation should:

•	Align the interests of our executives with those of our stockholders,

•	Reflect the Company’s performance as well as the executive’s individual performance,

•	Motivate management to achieve the Company’s operational and strategic goals,

•	Encourage ownership of our Common Stock, and

•	Be designed to attract, retain and motivate highly qualified, and talented executives.

We believe that a significant portion of an executive’s compensation should be “at risk” – that is, dependent upon our operational and financial performance and the individual’s performance. The key features of our executive compensation program include the following:

(1)	We seek to align the interests of executives with those of our stockholders by:

•	Creating a direct and substantial link between the executive’s annual cash incentive bonus and our annual operating earnings,

•	Structuring long-term compensation as equity awards, so that executives have an appropriate incentive to contribute to the creation of long-term stockholder value, and

•	Requiring executives to meet stock ownership guidelines that will result in each executive holding a meaningful equity stake in the Company.

(2)	We seek to encourage improved performance by:

•	Basing our annual incentive bonus on both our earnings and individual performance, and

•	Tying the vesting of our equity-based awards to the achievement of financial and operating goals.

To achieve our compensation objectives for fiscal 2011, our executive compensation program used a combination of short-term and long-term elements: (1) annual salary, (2) annual incentive bonus, and (3) long-term incentive compensation in the form of stock options and RSUs, as well as a “hold to retirement” grant of restricted stock. Each element of long-term and short-term compensation is discussed more fully below under the heading “Elements of Executive Compensation.”

No Employment Agreements; No Change-in-Control Agreements. We do not currently have employment agreements or change-in-control agreements with any Named Executive Officer; however, under the terms of our award agreements, unvested equity awards become fully vested and exercisable in the event of a change in control. See “Change in Control Benefits” below.

Role of the Compensation Committee and Management in Executive Compensation

Our Compensation Committee has certain duties and responsibilities relating to the compensation of the CEO and the other senior executive officers. See “Board Committees – Compensation Committee” above. The senior executive officers include all of the Named Executive Officers. In particular, the Compensation Committee is charged with the responsibility to:

•	Review and make recommendations regarding our general compensation philosophy and structure,

•	Annually review and approve corporate goals and objectives relevant to the compensation of our CEO,

•	Evaluate our CEO’s performance in light of such goals and objectives,

•	Set the salary and other cash and equity compensation for our CEO based on such evaluation,

•	Review and approve the compensation of our other senior executive officers,

•	Administer each of our plans for which our Compensation Committee has administrative responsibility,

•

Grant cash awards (including annual incentive bonuses) under our annual bonus programs and equity awards (including options, restricted stock and restricted stock units) under our Incentive Plan to our officers and other key employees,

•	Review and recommend to the Board the compensation of our non-employee directors, and

•	Recommend to the Board stock ownership guidelines for our executive officers.

The Compensation Committee consists solely of directors who are independent under the NYSE listing standards and Section 162(m) of the Internal Revenue Code, and who are “non-employee directors” under Rule 16b-3 of the Exchange Act. The Compensation Committee is authorized to hire such outside advisors as it deems appropriate. The Compensation Committee’s charter may be found in the “Investor Relations/Corporate Governance” section of our website www.eaglematerials.com.

The Compensation Committee sets compensation for the Named Executive Officers on an annual basis. In general, the process for setting compensation involves the following steps:

•

As early as practicable after the beginning of each fiscal year, the Compensation Committee determines (1) the salary of each Named Executive Officer for such fiscal year, (2) the overall size of the annual incentive bonus pools based on operating earnings in which the Named Executive Officers will have the opportunity to participate during such year and the percentage of the pool assigned to each Named Executive Officer, (3) whether the Compensation Committee will make any long-term incentive compensation awards in such fiscal year, (4) if the Compensation Committee decides to make long-term compensation awards for such fiscal year, the nature of and terms applicable to such awards, including the form any such awards will take (e.g., options, restricted stock and/or restricted stock units), the individual long-term compensation potential for awards to be made to each Named Executive Officer, the performance- or time-vesting criteria (or both) that will apply to any such awards, and the exercisability or payment schedules that will apply to any such awards if the performance criteria are satisfied, and (5) the Eagle Materials Special Situation Program for such fiscal year and the overall funding levels for such program based on operating earnings. For fiscal 2011, the Compensation Committee made these determinations at meetings held in April and May 2010.

•

After the end of the fiscal year, the Compensation Committee (1) approves the calculation of operating earnings used for purposes of determining annual incentive bonus potential, (2) determines the extent to which the performance criteria for the prior fiscal year applicable to any long-term incentive awards were satisfied, (3) determines the amount of the downward adjustment, if any, to be made to the annual incentive bonus payment to each Named Executive Officer based on individual performance, and (4) if applicable, makes awards under the Eagle Materials Special Situation Program. The Compensation Committee made these determinations for fiscal 2011 at meetings held in April and May 2011.

Our CEO, Mr. Rowley, participates to a certain extent in the administration of our compensation program for our Named Executive Officers (other than himself). At the end of each fiscal year, Mr. Rowley provides input to the Compensation Committee on the performance of each of the other Named Executive Officers and recommends compensation adjustments (salary adjustments for the current fiscal year, any downward adjustments to annual incentive bonus levels for the recently completed fiscal year, and annual incentive bonus levels for the current fiscal year) and, if applicable, long-term incentive award levels for such Named Executive Officers. Mr. Rowley also provides input on the structure of our long-term incentive awards (if any) for such Named Executive Officers, including the long-term incentive award levels and the performance or other criteria that determine vesting and other terms and conditions applicable to the awards. The Compensation Committee considers Mr. Rowley’s input, along with other information presented by its compensation consultants or otherwise available to it, in making its final compensation decisions with respect to the Named Executive Officers.

Benchmarking

In an effort to ensure that our executive compensation program for fiscal 2011 was competitive, the Compensation Committee engaged Mercer to compare our total compensation (salary, incentive bonus and long-term compensation) to a peer group of companies in the construction materials business, which we refer to as our direct peer group, and a supplemental peer group of manufacturing companies with similar market values, which we refer to as our supplemental peer group.

The direct peer group was selected from companies within the construction materials sector by the Compensation Committee with input from Mercer and our management. Included in the direct peer group were companies from each of our operating segments (wallboard, cement, concrete and aggregates), but none of the direct peers operates in all of our segments.

Because there is a limited number of publicly-traded direct competitors in the construction materials sector and because most of the companies in the direct peer group have larger revenues than we do, the Compensation Committee, in conjunction with Mercer, also selected a supplemental peer group of manufacturing companies with market values similar to our company. In particular, the supplemental peer group used for the Mercer study includes the companies in the direct peer group as well as publicly-traded companies that conduct a wide range of manufacturing activities in the United States and have market capitalizations ranging from $476 million to $4.8 billion.

The Compensation Committee uses the survey of the direct peer group and the supplemental peer group prepared by Mercer, which we refer to as our benchmarking study, to guide it in establishing the main components of Named Executive Officer compensation: salaries, annual incentive bonus opportunity and long-term compensation awards. The Compensation Committee focused most of its attention on the direct peer group and looked to the supplemental peer group to provide a basis for testing the determinations based on the direct peer group analysis. The benchmarking study was presented by Mercer to the Compensation Committee in May 2010, and was based on the most recent available data at the time, which in many cases consisted of data for the calendar year ended December 31, 2009.

For fiscal 2011 the direct peer group consisted of the following six companies:

Ameron International Corp.	US Concrete Inc.
Martin Marietta Materials Inc.	USG Corp.
Texas Industries Inc.	Vulcan Materials Co.

The fiscal 2011 direct peer group is the same group utilized in the fiscal 2009 Mercer study (the last study conducted by Mercer for the Company), except that Florida Rock was removed because of its acquisition by Vulcan Materials, and Caraustar Industries was excluded because of its bankruptcy.

The supplemental peer group consisted of the six companies in the direct peer group plus the following twelve companies:

Armstrong Holdings Inc.	Pactiv Corp.
Century Aluminum Co.	Potlatch Corporation
Headwaters Incorporated	Temple Inland Inc.
Herman Miller, Inc.	The Toro Company
Lennox International Inc.	Universal Forest Products, Inc.
Owens Corning	Valspar Corp.

The fiscal 2011 supplemental peer group differed from the supplemental peer group used in fiscal 2009 as follows: Bowater Inc. was removed due to its bankruptcy and replaced with Owens Corning.

Elements of Executive Compensation

In addition to the health benefit plans and programs generally available to all employees, our executive compensation program includes the following elements:

•	Base salary

•	Annual incentive bonus

•	Long-term incentive compensation

•	Salary continuation plan

Base Salary

Salaries of the Named Executive Officers are reviewed annually as well as at the time of a promotion or significant change in responsibilities. As described above, the Compensation Committee engaged Mercer to conduct the benchmarking study at the beginning of fiscal 2011. For fiscal 2011, the Committee set the base salary level for the CEO and the other Named Executive Officers generally in line with the median of the salary levels for equivalent positions at the companies reviewed in the direct peer group. Other considerations that may influence the salary level for a Named Executive Officer include individual performance, the Named Executive Officer’s skills or experience, our operating performance and the nature and responsibilities of the position.

Annual Incentive Bonus

The Compensation Committee is responsible for approving the annual incentive bonus for our CEO and the other Named Executive Officers. Annual incentive bonuses paid to our Named Executive Officers for fiscal 2011 were made under (1) the Eagle Materials Inc. Salaried Incentive Compensation Program for Fiscal Year 2011, which we refer to as the Eagle Annual Incentive Program, (2) annual incentive compensation programs for fiscal 2011 established for particular operating divisions of the Company, which we refer to as Divisional Annual Incentive Bonus Programs, and (3) the Eagle Materials Inc. Special Situation Program for Fiscal Year 2011, which we refer to as the SSP. In general, the Named Executive Officers whose responsibilities extend to the Company as a whole (Messrs. Rowley, Kesler, Graass and Robert Stewart) participate in the Eagle Annual Incentive Program, and the Named Executive Officer whose responsibilities relate primarily to a particular operating division (Mr. Essl) participates in relevant Divisional Annual Incentive Bonus Programs. All of our Named Executive Officers are eligible to participate in the SSP. These programs were structured to create financial incentives and rewards that are directly related to corporate performance and the participating Named Executive Officer’s individual performance during the fiscal year.

The Compensation Committee believes these programs are consistent with our compensation philosophy in that they place a significant portion of the executive’s compensation “at risk.” Generally, under these programs, a significant portion of the executive’s total compensation is dependent upon the performance of the Company (or our operating divisions) as well as the individual’s performance. The Company’s annual incentive bonus programs also reflect the Committee’s philosophy of aligning the interests of our executives with those of the shareholders. These programs create this alignment by providing that an officer’s annual bonus potential varies directly with our operating earnings (in the case of the Eagle Annual Incentive Plan) or the operating earnings of a division (in the case of a Divisional Annual Incentive Bonus Program). Although individual performance and achievement of goals (as discussed in more detail below under “Annual Performance Evaluation”) affect the actual incentive bonus amount, our programs are structured in such a way that the executive officer’s incentive bonus potential can vary considerably as earnings change from year to year. For example, the maximum bonus potential for Mr. Rowley (a participant in the Eagle Annual Incentive Program) decreased 33% from fiscal 2009 to fiscal 2011 (the range of dates covered by the Summary Compensation Table), as a result of the decline in Eagle’s earnings. Similarly, the maximum bonus potential for Mr. Essl (a participant in two of our Divisional Incentive Programs) decreased 50% from fiscal 2009 to fiscal 2011, as a result of the decline in his divisions’ earnings.

Eagle Annual Incentive Program

For fiscal 2011, Messrs. Rowley, Kesler, Graass and Stewart were participants in the Eagle Annual Incentive Program. Under this program, during the first quarter of each fiscal year, a percentage of our operating earnings is designated by the Compensation Committee as a pool for bonuses, and each participating Named Executive Officer is assigned a share of such pool, representing the executive’s maximum bonus opportunity. At the end of the fiscal year, the size of the pool is determined, based on the amount of operating earnings generated during such fiscal year, and annual incentive bonuses are paid to each participating executive in the form of a lump sum cash payment reflecting his share of the pool, subject to the exercise of “negative discretion” by the Compensation Committee to reduce (but not increase) the amount of the cash payment based on the executive’s individual performance during the fiscal year. In general, the amount of the annual incentive bonus paid to an executive is based on the level of our operating earnings, the share of the pool designated for such executive, and an assessment of such executive’s individual performance.

In the first quarter of fiscal 2011, the Compensation Committee approved the designation of 1.2% of annual operating earnings for annual incentive bonuses for all executives participating in the Eagle Annual Incentive Program, including the Named Executive Officers. The Committee believes that operating earnings is an appropriate measurement for annual incentive bonuses because this measure is tied more closely to operations and does not take into account certain items of non-operating income and expense. The bonus pool is not subject to a separate cap or maximum, but is merely a function of multiplying the pre-determined percentage by our operating earnings for the applicable fiscal year. Based on this calculation, the aggregate amount available for the Eagle Annual Incentive Program for fiscal 2011 was $737,359, which was not quantifiable until the end of fiscal 2011 and includes amounts available for payment to officers and employees other than the Named Executive Officers. For comparison purposes, the aggregate pool available for payment under such program for fiscal 2010 was $729,083. The pool remained at historically low levels in fiscal 2011 due in large part to the adverse market conditions in which the Company operated as described above. In deciding to keep the percentage of earnings which would fund the pool for the Eagle Annual Incentive Program the same as the prior year, the Compensation Committee considered several factors, including the anticipated operating earnings for fiscal 2011.

In May 2010, the Compensation Committee set the annual incentive bonus potential for the participants in the Eagle Annual Incentive Program. In allocating the pool, the Compensation Committee did not rely on mathematical formulas or apply any specific quantitative performance measures. Rather, the Compensation Committee’s determination was based on the amount of annual incentive bonus compensation payable to executives in other companies who fulfill similar roles as illustrated in the benchmarking study prepared by Mercer and the share of the pool historically allocated to officers in such roles by the Company, Mr. Rowley’s recommendation for each participant (other than himself), as well as the Compensation Committee’s assessment of the executive’s importance and contribution to the organization, the executive’s importance in driving the achievement of Company goals and profitability, and the executive’s level of responsibility. The Compensation Committee set the bonus potential for the Named Executive Officers as follows:

•	Mr. Rowley’s annual incentive bonus potential was set at 40% of the bonus pool.

•	Mr. Kesler’s annual incentive bonus potential was set at 15% of the bonus pool.

•	Mr. Robert Stewart’s annual incentive bonus potential was set at 15% of the bonus pool.

•	Mr. Graass’s annual incentive bonus potential was set at 15% of the bonus pool.

Divisional Annual Incentive Bonus Programs

During fiscal 2011, Mr. Essl participated in two Divisional Annual Incentive Bonus Programs. Under these programs, a percentage of a division’s operating earnings is allocated to the bonus pool and each participating employee is assigned a share of the pool, representing the employee’s maximum bonus opportunity. At the end of the fiscal year, the size of the pool is determined and annual bonuses are paid to participating employees in the form of a lump sum cash payment in accordance with their shares of the pool, subject to the exercise of negative discretion by our CEO (or, in the case of bonuses paid to Named Executive Officers, the Compensation Committee) based on the employee’s individual performance during the fiscal year.

Because of his responsibilities for our Cement and Concrete and Aggregates operations, Mr. Essl participated in both the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2011 and the Eagle Materials Inc. Concrete and Aggregates Companies Incentive Compensation Program for Fiscal Year 2011. Under these plans, the bonus pools equaled 2.25% of our concrete and aggregates subsidiaries’ operating earnings for fiscal 2011 and 2.25% of our cement subsidiaries’ operating earnings for fiscal 2011 (or, in the case of our 50% owned cement joint venture, 2.25% of our portion of that entity’s operating earnings for fiscal 2011), which in each case is also the same percentage the Compensation Committee has set for several years. In deciding to keep the percentage of operating earnings which would fund these bonus pools the same as the prior year, the Compensation Committee considered several factors, including the expected operating earnings for fiscal 2011, which the Compensation Committee anticipated would be significantly less than in fiscal 2010.

The divisional bonus pools are not subject to a separate cap or maximum, but are merely a function of multiplying the pre-determined percentage by the applicable operating earnings for the applicable fiscal year. The aggregate amounts available for these programs for fiscal 2011 were as follows: $505,786 (Cement); and $28,661 (Concrete and Aggregates), which in each case were not quantifiable until the end of fiscal 2011 and include amounts available for payment to officers and employees other than the Named Executive Officers. For comparison purposes, the equivalent amounts in fiscal 2010 were $779,108 (Cement); and $62,090 (Concrete and Aggregates).

In May 2010, the Compensation Committee set the annual incentive bonus potential for Mr. Essl under these Divisional Annual Incentive Bonus Programs. In determining Mr. Essl’s allocation of the pools, the Compensation Committee did not rely on mathematical formulas or apply any specific quantitative performance measures. Rather, the Compensation Committee’s determination took into consideration Mr. Rowley’s recommendation, the portion of the pools historically allocated to his position and the Compensation Committee’s assessment of his importance and contribution to his divisional performance, his importance as an officer within his divisions in driving the achievement of divisional goals and profitability and his level of responsibility. The Compensation Committee set Mr. Essl’s annual incentive bonus potential at 20% of his divisional bonus pools, plus an amount equal to 20% of 2.25% of our half of Texas Lehigh’s fiscal 2011 earnings.

Fiscal 2011 Special Situation Program

At the beginning of fiscal 2011 (May 2010), the Compensation Committee approved the SSP, which is a special annual incentive program intended to recognize outstanding individual performance during the fiscal year. The SSP provides flexibility to reward performance when special circumstances arise in which the Compensation Committee determines that an individual has not been adequately compensated pursuant to other components of compensation, including instances where an individual’s compensation has been adversely affected by market conditions such as a cyclical downturn. Awards under the SSP are not predetermined for any individuals at the beginning of the fiscal year. All full-time employees of Eagle Materials Inc. or any of our subsidiaries are eligible to receive awards under this program. At the beginning of fiscal 2011, the Compensation Committee determined that .35% of our operating earnings for the ensuing fiscal year would fund the SSP. In deciding to keep the percentage of earnings which would fund the SSP the same as the prior year, the Compensation Committee considered several factors, including the anticipated operating earnings for fiscal 2011. None of the Named Executive Officers received an award under the SSP for fiscal 2011.

Approving the Annual Incentive Bonus

In May 2011, the Compensation Committee approved the fiscal 2011 operating earnings calculation for the Company and the operating earnings calculations for each Divisional Annual Incentive Bonus Program. This allowed the Compensation Committee to quantify the annual incentive bonus potential for each of the Named Executive Officers. In addition, at the end of fiscal 2011, Mr. Rowley provided performance evaluations of each Named Executive Officer (other than himself) to the Compensation Committee, which evaluations included an assessment (both subjective and objective) of the achievement of their individual goals and objectives, along with his recommendation for the annual incentive bonus for each such Named Executive Officer. With respect to Mr. Rowley himself, the Compensation Committee, with input from the entire Board, performed its own evaluation of his performance and the extent to which the goals and objectives established for him for fiscal 2011 had been achieved.

Mr. Rowley

Mr. Rowley’s goals and objectives for fiscal 2011 (none of which were quantitative) related to: operational execution; financial execution; maintaining effective communication with our Board; maintaining alignment between the Company’s stockholders and employees; maintaining the Company’s ability to execute its operating strategy; executing the Company’s investor relations strategy, including maintaining an appropriate level of communication with investors; and continuing development of the Company’s long-term business strategy. At the end of fiscal 2011, the Compensation Committee conducted its performance evaluation of Mr. Rowley after receiving input from the entire Board. Mr. Rowley also provided input on his achievement of his goals and objectives for fiscal 2011 under the Eagle Annual Incentive Program. Based on this evaluation, the Compensation Committee believes Mr. Rowley performed at a high level during fiscal 2011 and met or exceeded his goals and objectives. That evaluation resulted in Mr. Rowley receiving 100% of his bonus potential for fiscal 2011. The Compensation Committee approved an annual incentive bonus for Mr. Rowley under the Eagle Annual Incentive Program of $294,944, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 32 of this proxy statement. In making this determination, the Compensation Committee did not apply specific quantitative performance measures or assign a specific weight to any of the above goals. Rather, the Compensation Committee used its judgment to determine the appropriate award level after consideration of Mr. Rowley’s performance in the following areas (among others) over the past fiscal year:

•	Mr. Rowley’s leadership in maintaining profitability as well as positive cash flow during a period in which many of our competitors were unable to do the same in a challenging economic environment;

•	Mr. Rowley’s success in maintaining the focus of the Company’s employees on the key areas of operational execution in a challenging environment;

•	Mr. Rowley’s success in driving management’s continuing focus on generating positive cash flow and maintaining a healthy balance sheet; and

•	Mr. Rowley’s effective communication of the Company’s long-term goals and opportunities to the Company’s employees, shareholders and the investment community.

Mr. Kesler

Early in fiscal 2011, the Compensation Committee established goals and objectives for Mr. Kesler for fiscal 2011. At the end of fiscal 2011, Mr. Rowley reviewed Mr. Kesler’s performance, finding that Mr. Kesler had achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Kesler had met his goals and awarded Mr. Kesler 100% of his incentive bonus potential, approving an annual incentive bonus for Mr. Kesler under the Eagle Annual Incentive Program of $110,604, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 32 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Kesler’s performance and his achievement of the following factors related to his goals and objectives: Mr. Kesler’s timely and effective completion and communication of required financial planning and analysis; his assistance in continuing to develop the Company’s investor relations strategy and participation in industry-related investor conferences; his role in managing the Company’s SEC filings and communications; his assistance in effective communication of financial analysis to the Board; his leadership in continuing to analyze the Company’s capital structure, including successfully completing a new bank credit facility; and his continuing successful integration into the role of Chief Financial Officer.

Mr. Essl

Early in fiscal 2011, the Compensation Committee established goals and objectives for Mr. Essl for fiscal 2011, 50% of which were non-quantitative goals and 50% were discretionary. At the end of fiscal 2011, Mr. Rowley reviewed Mr. Essl’s performance. Based in part on this review, the Compensation Committee awarded Mr. Essl 97% of his incentive bonus potential and approved an annual incentive bonus for Mr. Essl under the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2011 and the Eagle Materials Inc. Concrete and Aggregate Companies Incentive Compensation Program for Fiscal Year 2011 of $209,460, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 32 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Essl’s performance and his achievement of the following factors related to his goals and objectives: Mr. Essl’s success in maintaining the strength of the organizational teams at all cement, concrete and aggregates companies; his effective monitoring of various programs to ensure management focus on quality, compliance and minimizing customer write-offs; his focus on improving maintenance programs, minimizing accounts receivable write-offs, improving safety issues and product quality; his maintenance of a stringent capital project review process; his leadership in keeping managers focused on low cost production in very difficult economic times and providing marketing expertise during periods of oversupply; his successful efforts in identifying new sources of limestone reserves, developing a marketing program for a fly ash replacement, and overseeing successful completion of a mill improvement at a cement subsidiary; and his compliance with our policies and Code of Ethics.

Mr. Robert Stewart

Early in fiscal 2011, the Compensation Committee established goals and objectives for Robert Stewart for fiscal 2011. At the end of fiscal 2011, Mr. Rowley reviewed Robert Stewart’s performance, finding that he achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Robert Stewart had met his goals and awarded him 100% of his incentive bonus potential, approving an annual incentive bonus for Robert Stewart under the Eagle Annual Incentive Program of $110,604, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 32 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Robert Stewart’s performance and his achievement of the following factors related to his goals and objectives: his continued improvement of Board communication tools and presentation materials in an effective manner; his completion of a sustainability report for the Company; his further refinement and formulation of a formal strategic opportunity scope and priorities framework and criteria and evaluation of potential strategic opportunities; his effective use of industry forecasting tools; and his formulation of effective investor communication tools.

Mr. Graass

Early in fiscal 2011, the Compensation Committee established goals and objectives for Mr. Graass for fiscal 2011. At the end of fiscal 2011, Mr. Rowley reviewed Mr. Graass’s performance, finding that Mr. Graass performed in an exceptional manner and achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Graass had met his goals and awarded Mr. Graass 100% of his incentive bonus potential, approving an annual incentive bonus for Mr. Graass under the Eagle Annual Incentive Program of $110,604, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 32 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to his goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Graass’s performance and his achievement of the following factors related to his goals and objectives: his assistance in advancing certain strategic matters; the completion of our proxy statement for our Annual Meeting of Shareholders; the completion of all SEC filings and assistance to the Board in monitoring corporate governance issues; his assistance to management in preparing and completing Board materials in a timely manner; his assistance in implementing a new material contract policy, the continued conducting of Disclosure Committee meetings at appropriate times and the development of legal group senior counsel; the development of training materials by the legal group and the conducting of training seminars; the continued progress in obtaining our legal entitlement to mine at one of our aggregates subsidiaries; and his assistance in contract negotiations and litigation management for our subsidiaries.

Long-Term Incentive Compensation

Consistent with the Compensation Committee’s philosophy of linking compensation to our performance, our long-term incentive compensation program has been structured to link the vesting of equity awards to the achievement by the Company of specific performance levels.

Burn Rate

We believe our three-year average burn rate (a measure of historical dilution) is well within our industry norms. The Company’s three-year average burn rate (which is based on the number of awards granted – or, in the case of performance awards, awards earned – in each fiscal year, divided by the weighted-average common shares outstanding for such fiscal year) is 1.86%. The burn rate data for our last three fiscal years are as follows:

Fiscal Year Ended March 31,	Time-Vested or Immediately Vested Options Granted(1)	Performance Options Granted	Performance Options Earned	Options(2)	Time-Vested or Immediately Vested Full- Value Shares Granted(1)	Performance Full-Value Shares Granted	Performance Full-Value Shares Earned	Full-Value Shares(2)	Weighted- Average Common Shares Outstanding for Year	Burn Rate(3)
2011	106,502	163,000	127,213	233,715	—	481,666	422,506	422,506	44,251,276	2.92%

2010	138,651	—	—	138,651	30,000	—	—	30,000	44,038,401	0.45%

2009	192,410	720,500	608,000	800,410	15,000	100,750	100,750	115,750	43,879,416	2.22%

(1)	The numbers in these columns represent awards made to our Board of Directors, as well as awards made to newly-hired employees and newly-promoted employees during such fiscal year.
(2)	For the purpose of the burn rate calculation, performance awards (awards that vest subject to the achievement of performance criteria) are deemed granted in the year in which they are earned. Therefore, the numbers in these columns represent time-vested or immediately vested awards from such fiscal year, plus performance awards earned during such fiscal year.
(3)	Calculated as the quotient of (a) the sum of Options, plus the product of Full-Value Shares times a Multiplier, divided by (b) the Weighted-Average Common Shares Outstanding. The Multiplier converts full-value shares into option equivalents and is based on the Company’s stock price volatility. The Multiplier was 1.5 in fiscal 2009, 2.0 in fiscal 2010 and 2.5 in fiscal 2011.

Grant Practice

All of the Named Executive Officers participate in our long-term equity-based incentive compensation program. In fiscal 2011, the Compensation Committee approved equity grants as described below. The date on which an equity award is granted is the date specified in the resolutions of the Compensation Committee authorizing the grant. The grant date must fall on or after the date on which the resolutions are adopted by the Committee. As provided in the Incentive Plan, for stock options, the exercise price is the closing price of our Common Stock on the grant date, as reported by the NYSE.

In addition, the Compensation Committee, as provided in our Incentive Plan, has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant stock options to newly-hired employees and newly-promoted employees, with terms approved by the Special Situation Stock Option Committee. This authority, which expires on May 31, 2012, is limited to an aggregate of 60,000 option shares; no one individual may receive more than 30,000 option shares in a given year; and Section 16 reporting persons may not receive awards pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2011 no stock options were granted to employees under this authority.

Fiscal 2011 Grants

In May 2010, the Compensation Committee returned to its practice of making annual long-term incentive equity grants under our Incentive Plan, and also made a “hold to retirement” grant of restricted stock.

Annual Grants

The annual long-term incentive equity grants were in the form of stock options and RSUs that were subject to performance vesting criteria. The performance vesting criteria were derived from our annual planning process and are measurable and verifiable. For Messrs. Rowley, Kesler, Stewart and Graass, the criteria were based on: (i) certain safety measures, production measures, sales measures and profit measures at each of the operating subsidiaries for the fiscal year ended March 31, 2011; and (ii) certain financial leverage covenants for Eagle at March 31, 2011 and certain accounting goals. The performance vesting criteria for the stock options and restricted stock units for Mr. Essl are based on certain safety measures, production measures, sales measures and profit measures within his divisions for the fiscal year ended March 31, 2011. The various vesting criteria are described in greater detail in the tables below. The stock options and RSUs awarded in fiscal 2011 were structured to strongly motivate and provide incentives to our management to properly execute in measurable areas that impact our performance and profitability.

The vesting criteria applicable to the stock options and RSUs granted to our Named Executive Officers in fiscal 2011 were weighted as follows: Messrs. Rowley, Kesler, Graass and Stewart (35% Cement Performance Metrics, 5% Concrete and Aggregates Performance Metrics, 30% Wallboard Performance Metrics, 10% Paperboard Performance Metrics, 20% Corporate Performance Metrics); and Mr. Essl (80% Cement Performance Metrics, 20% Concrete and Aggregates Performance Metrics).

Cement Performance Metrics	Goal	Maximum Points Possible	Actual Points Earned
ARFR (Accidents Recordable Frequency Rate) (as defined by MSHA) in the Cement Division for fiscal 2011	Goal set so that maximum points would require management to substantially outperform prior year results. Threshold level of performance (5 points) would require a substantial improvement over prior year results.	25	25

Clinker Tons Produced by the Cement Division in fiscal 2011	Goal set so that maximum points would require management to meet fiscal 2011 budgeted production levels. Threshold level of performance (5 points) would require management to achieve 91% of fiscal 2011 budgeted production levels.	25	9.7

Operating Profit for the Cement Division in fiscal 2011	Goal set so that maximum points would require management to exceed fiscal 2011 budgeted operating profit levels. Threshold level of performance (10 points) would require management to achieve 95% of fiscal 2011 budgeted operating profit levels. The Committee considered achievement of the maximum points to represent a challenging goal given the anticipated impact of depressed economic conditions in our cement market areas.	50	50

		100	84.7

Concrete and Aggregates Performance Metrics	Goal	Maximum Points Possible	Actual Points Earned
ARFR in the Concrete and Aggregates Division for fiscal 2011	Goal set so that maximum points would require management to outperform prior year results. Threshold level of performance (5 points) would require maintaining similar results as fiscal 2010 based on anticipated reduced hours in fiscal 2011.	25	16

Concrete Cubic Yards Sold in the Concrete Division in fiscal 2011	Goal set so that maximum points would require management to exceed fiscal 2011 budgeted sales volumes. Threshold level of performance (5 points) would require management to achieve 85% of fiscal 2011 budgeted sales volumes.	25	25

Aggregates Tons Sold in the Aggregates Division for fiscal 2011	Goal set so that maximum points would require management to exceed fiscal 2011 budgeted sales volumes. Threshold level of performance (5 points) would require management to achieve 93% of fiscal 2011 budgeted sales volumes.	25	25

Operating Profit for the Concrete and Aggregates Division in fiscal 2011	Goal set so that maximum points would require management to significantly exceed fiscal 2011 budgeted operating profit levels. Threshold level of performance (5 points) would require management to achieve approximately 50% of budgeted operating profit levels. The Committee considered achievement of the maximum points to represent a challenging goal given the anticipated impact of very depressed economic conditions in our concrete and aggregates markets.	25	25

		100	91

Wallboard Performance Metrics	Goal	Maximum Points Possible	Actual Points Earned
ARFR at American Gypsum Company for fiscal 2011	Goal set so that maximum points would require management to match the prior year’s superior performance. Threshold level of performance (5 points) would require management to substantially outperform the industry average.	25	25

Plant Efficiency at American Gypsum Company for fiscal 2011	Goal set so that maximum points would require management to exceed fiscal 2011 budgeted plant efficiency. Threshold level of performance (7.5 points) would require management to outperform the industry average.	37.5	37.5

Operating Profit for American Gypsum Company in fiscal 2011	Goal set so that maximum points would require management to exceed fiscal 2011 budgeted operating profit levels. Threshold level of performance (7.5 points) would require management to achieve 56% of fiscal 2011 budgeted operating profit levels. The Committee considered achievement of the target to represent a very aggressive goal given the anticipated impact of depressed economic conditions in our market for wallboard.	37.5	0

		100	62.5

Paperboard Performance Metrics	Goal	Maximum Points Possible	Actual Points Earned
ARFR at Republic Paperboard Company for fiscal 2011	Goal set so that maximum points would require management to match the prior year’s superior performance. Threshold level of performance (5 points) would require management to substantially outperform the industry average.	25	25

Plant Efficiency at Republic Paperboard Company for fiscal 2011	Goal set so that maximum points would require management to significantly outperform the prior year’s results. Threshold level of performance (5 points) would require meeting fiscal 2011 budgeted levels.	25	0

Operating Profit for Republic Paperboard Company in fiscal 2011	Goal set so that maximum points would require management to achieve 93% of fiscal 2011 budgeted operating profit levels. Threshold level of performance (10 points) would require management to achieve 81% of fiscal 2011 budgeted operating profit levels. The Committee considered achievement of the target to represent an aggressive goal given the anticipated impact of depressed economic conditions.	50	0

		100	25

Corporate Performance Metrics	Goal	Maximum Points Possible	Actual Points Earned
Compliance with Financial Leverage Covenants in Loan Agreements at end of fiscal 2011	Goal set so that compliance earned all available points. The Committee considered achievement of this goal to require prudent cash flow management over the course of a challenging year.	25	25

Accounting Performance during fiscal 2011	Achievement of the goal required management to continue to have a detailed focus on accounting practices.	25	25

Net Debt to Capitalization Ratio of Eagle Materials Inc. at end of fiscal 2011	Goal set so that maximum points would require management to outperform the prior year’s results. Threshold level of performance (10 points) would be at the high end of the Compensation Committee’s targeted capital structure for a cyclical commodity business.	50	48.4

		100	98.4

The terms and conditions of the stock options are substantially the same as the stock option grants in fiscal 2009, except that: (i) the performance criteria applicable to such options were as described above; (ii) the term of the stock options is for 10 years; and (iii) stock options earned at the end of fiscal 2011 will become exercisable one-third immediately and one-third on each of the next two anniversaries. The terms and conditions of the RSUs are substantially the same as the restricted stock unit grants in fiscal 2009, except that the performance criteria applicable to such RSUs were as described above and any restricted stock units earned at the end of fiscal 2011 will vest one-third immediately and one-third on each of the next two anniversaries. Any stock options or RSUs that are not earned at the end of fiscal 2011 were to be forfeited. As in the case of prior equity awards, the stock options and RSUs will also vest upon a change in control of the Company. See “Change in Control Benefits” below. In accordance with the terms of the Company’s Incentive Plan in effect on the date of grant, the exercise price of the stock options is the average of the high and low price of the Company’s Common Stock on the date of grant, May 18, 2010 ($30.735).

The number of option shares granted to our Named Executive Officers was determined by valuing the options on the date of grant using the Black-Scholes method. The number of RSUs granted was determined by reference to the market price of our Common Stock on the date of grant. The aggregate value of the options and RSUs granted to each Named Executive Officer (that is, the maximum value assuming 100% vesting of the award) was a value generally in line with the median of long-term compensation at similar positions in our direct peer group, several of whom do not subject such awards to performance vesting criteria. The value granted was allocated approximately 25% to stock options and 75% to RSUs. The values were determined by the Compensation Committee (with input from Mr. Rowley on all individuals other than himself) based on the benchmarking study, the Compensation Committee’s assessment of the executive’s importance and contribution to the organization, and the executive’s level of responsibility. The following table shows the stock options and RSUs granted to each of the Named Executive Officers in fiscal 2011:

Name	Number of Stock Options	Number of Restricted Stock Units
Steven R. Rowley	44,250	56,250
D. Craig Kesler	11,750	15,000
Gerald J. Essl	14,750	18,750
Robert S. Stewart	11,750	15,000
James H. Graass	12,750	16,250

In May 2011, the Compensation Committee certified that, based on the vesting criteria described above, the following percentage of the stock options and RSUs granted on May 18, 2010 were earned: Messrs. Rowley, Kesler, Graass and Stewart earned 75.1%; and Mr. Essl earned 85.96%. One-third of such earned stock options and RSUs were vested upon the vesting determination in May 2011, and one-third of the remaining earned amounts will vest on March 31, 2012 and March 31, 2013, respectively (in each case assuming continued service through such dates). The unearned stock options and RSUs were forfeited.

“Hold to Retirement” Grant

On May 18, 2010, the Compensation Committee also approved restricted stock awards under the Incentive Plan to a group of its key employees, including its Named Executive Officers. The awards were intended to enhance retention of key employees and are comprised of restricted stock which vest based upon: (i) the achievement by the Company of an average return on equity for the ten years ended March 31, 2011 in excess of 17.25%; and (ii) the employee’s holding the award until he/she satisfies the requirements for “retirement,” as defined in the award agreement. The restricted stock award was structured to enhance retention of key employees. At the time of grant, assuming satisfaction of the initial vesting hurdle, “retirement” is estimated to occur for each Named Executive Officer on dates ranging from 4 to 15 years after the date of grant, with an overall weighted average period until retirement of 8.2 years from the date of grant for the entire key employee group.

The terms and conditions of the restricted stock are be substantially the same as restricted stock grants made in the past (including the restricted stock agreement filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2008), except that the performance criterion was as described above and vesting of earned shares is to occur upon death or disability of the employee. Any shares of restricted stock that were not earned at the end of fiscal 2011 were to be forfeited. As in the case of prior equity awards, the restricted stock will also vest upon a change in control of the Company. See “Change in Control Benefits” below.

The number of shares of restricted stock granted to our Named Executive Officers was determined by the Compensation Committee (with input from Mr. Rowley on all individuals other than himself) based on the benchmarking study’s analysis of retirement benefits, the Compensation Committee’s assessment of the executive’s importance and contribution to the Company, and the executive’s level of responsibility. The following table shows the restricted stock granted to each of the Company’s Named Executive Officers on May 18, 2010:

Name	Shares of Restricted Stock
Steven R. Rowley	33,333
D. Craig Kesler	11,667
Gerald J. Essl	11,667
Robert S. Stewart	11,667
James H. Graass	11,667

In April 2011, the Compensation Committee certified that 100% of the restricted stock was earned, based on the Company’s 17.45% average return on equity for the ten years ended March 31, 2011. The Company estimates that, assuming continued employment with the Company and its affiliates, the “retirement” definition will be attained and the restricted stock grant will fully vest for the Named Executive Officers as follows: Mr. Rowley (April 1, 2016); Mr. Kesler (May 18, 2025); Mr. Essl (September 20, 2014); Mr. Robert Stewart (August 18, 2018); and Mr. Graass (July 15, 2016).

Profit Sharing and Retirement Plan

Each of the Named Executive Officers is a participant in our Profit Sharing and Retirement Plan, which we refer to as our PSRP. The PSRP is a qualified defined contribution plan covering substantially all salaried employees of the Company and our subsidiaries. Participants in this plan may elect to make pre-tax contributions of up to 70% of their base salary subject to the limit under Internal Revenue Code Section 402(g) (currently $16,500), employee after-tax contributions of up to 10% of base salary and, if the participant is at least age 50, “catch-up contributions” up to the statutory limit under Internal Revenue Code Section 414(v) (currently $5,500). In addition, the PSRP provides for a discretionary employer profit sharing contribution that is allocated to a participant based on the ratio that the sum of the participant’s “total points” bears to the total points of all participants. For this purpose, a participant is given one point for each year of vested service and one point for each $100 of base salary for the year. Annual incentive bonuses paid to participants are not included in the definition of “base salary” for purposes of calculating the amount of pre-tax, after-tax or profit sharing contributions to the PSRP. Participants are fully vested to the extent of their pre-tax and after-tax contributions and become vested in the employer profit sharing contribution over a six-year period (i.e., 20% per year beginning with the second year of service). Prior to fiscal 2008, employer profit sharing contributions vested over a seven-year period, but changes in tax laws led to the shorter current vesting period. All of the Named Executive Officers (other than Mr. Robert Stewart) have been employed by the Company or our affiliates long enough to be fully vested. Participants are entitled to direct the investment of contributions made to the PSRP on their behalf in various investment funds, including up to 15% in a common stock fund. Such amounts are payable upon a participant’s termination of employment, disability or death in the form of a lump sum, installments or direct rollover to an eligible retirement plan, as elected by the participant. At the participant’s election, amounts invested in the Common Stock fund are distributable in shares of our Common Stock. Employer profit sharing contributions made to the PSRP on behalf of our Named Executive Officers in fiscal 2011 are reflected in the Summary Compensation Table located on page 32 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 39 of this proxy statement.

SERP

In fiscal 1995, the Board approved our Supplemental Executive Retirement Program, which we will refer to as our SERP, for certain employees participating in the PSRP. Internal Revenue Code Section 401(a)(17) limits the amount of annual compensation (currently $245,000) that may be considered in determining our contribution to the PSRP for the account of an eligible participant. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive as a result of such limit by making a contribution for each participant in an amount substantially equal to the additional employer profit sharing contribution that he or she would have received under the PSRP had 100% of his or her base salary been eligible for a profit sharing contribution. As in the case of the PSRP, annual incentive bonuses paid to participants are not included when determining the amount of contributions to the SERP. The Compensation Committee believes that the SERP therefore allows us to confer the full intended benefit of the employer profit sharing contribution under the PSRP without the arbitrary limitation of the Internal Revenue Code rules noted above. Contributions accrued under the SERP for the benefit of the higher-salaried employees vest under the same terms and conditions as under the PSRP (i.e., over a six-year period) and may be invested by the participant in several of the same investment options as offered under the PSRP. Benefits under the SERP are payable upon the participant’s termination of employment in a lump sum or installments as elected by the participant in accordance with the terms of the SERP, subject to the six month delay in payment for key employees under Internal Revenue Code Section 409A to the extent applicable. As with the PSRP, all of the Named Executive Officers (other than Mr. Robert Stewart) have been employed by the Company or our affiliates long enough to be fully vested. Employer contributions to the SERP of our Named Executive Officers in fiscal 2011 are reflected in the Summary Compensation Table located on page 32 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 39 of this proxy statement.

Salary Continuation Plan

The Named Executive Officers, along with other officers and key employees, are participants in our Salary Continuation Plan, which we refer to as the “SCP.” Under this plan, in the event of the death of a participating employee, we will pay such employee’s beneficiaries one full year of base salary in the first year following death and 50% of base salary each year thereafter until the date such employee would have reached normal Social Security retirement age, subject to a maximum amount. Payments are made to the employee’s beneficiary on a semi-monthly basis. The purpose of the plan is to provide some financial security for the families of the participating employees, which assists the Company in attracting and retaining key employees. Benefit amounts under the plan are intended to provide a basic level of support for beneficiaries.

Amounts potentially payable to the beneficiaries of our Named Executive Officers pursuant to the SCP are described in “Potential Payments Upon Termination or Change in Control” beginning on page 40 of this proxy statement. To cover these potential obligations, we pay the premiums on life insurance policies covering the life of each participating employee. Such policies are owned by the Company and proceeds from such policies would be initially paid to the Company. Premiums paid on policies covering our Named Executive Officers in fiscal 2011 are reflected in the Summary Compensation Table located on page 32 of this proxy statement.

Change in Control Benefits

Equity awards under our Incentive Plan are generally subject to accelerated vesting, without regard to whether any applicable performance criteria have been or will be satisfied, upon the occurrence of a “change in control” as defined in the applicable award agreement. Under the award agreements, a “change in control” is defined as (i) the acquisition by any person or entity of 50% or more of the outstanding shares of any single class of our Common Stock or 40% or more of outstanding shares of all classes of our Common Stock; (ii) a change in the composition of our Board such that the current members of the Board cease to constitute a majority of the Board; or (iii) the consummation of a merger, dissolution, asset disposition, consolidation or share exchange, unless (1) more than 50% of the stock following such transaction is owned by persons or entities who were stockholders of the Company prior to such transaction, (2) following such transaction, no person or entity owns 40% or more of the common stock of the corporation resulting from such transaction, and (3) a least a majority of the members of the resulting corporation’s board of directors were members of our Board. If a change in control occurs, any unvested outstanding stock options, restricted stock or restricted stock units would generally become immediately fully vested, and, in the case of stock options, exercisable or, the case of RSUs, payable, in each case without regard to whether any applicable performance criteria have been or will be satisfied. See “Potential Payments Upon Termination or Change in Control” on page 40 of this proxy statement. We believe the provision of these change in control benefits is generally consistent with market practice among our peers, is a valuable executive talent retention incentive and is consistent with the objectives of our overall executive compensation program. For example, the equity vesting provides employees with the same opportunities as stockholders, who are generally free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction.

Stock Ownership Guidelines

In order to align the interests of the Named Executive Officers with our stockholders, and to promote a long-term focus for the officers, the Board of Directors has adopted executive stock ownership guidelines for the officers of the Company and our subsidiaries.

The guidelines for the Named Executive Officers are expressed as a multiple of base salary as set forth below:

Name	Multiple of Salary Ownership Guidelines	Number of Shares of Common Stock(1)	Actual Ownership(2)
Steven R. Rowley	5X	83,400	397,228
D. Craig Kesler	3X	26,900	36,714
Gerald J. Essl	3X	22,200	56,129
Robert S. Stewart	3X	37,600	31,563
James H. Graass	3X	22,200	88,552

(1)

Our stock ownership guidelines for executives are expressed as a number of shares of our Common Stock. The number of shares is determined by multiplying the executive’s annual base salary on the date the executive becomes subject to the stock ownership guidelines by the applicable multiple and then dividing the product by the closing price of our Common Stock on the NYSE on the date the executive becomes subject to the policy. The amount is then rounded to the nearest 100 shares.

(2)	Types of ownership counted toward the guidelines include the following:

•	Stock holdings in our PSRP;

•	Direct holdings;

•	Indirect holdings, such as shares owned by a family member residing in the same household; and

•	Shares represented by restricted stock or earned RSUs.

Once established, a participant’s ownership requirement generally does not change as a result of changes in his or her compensation or fluctuations in the price of our Common Stock but could change in the event of a promotion. Newly elected officers have five years to meet the applicable ownership requirement. Compliance with the ownership guidelines is reviewed annually by the Compensation Committee. Based on the current holdings of the Named Executive Officers, all of the Named Executive Officers have already achieved, or we anticipate that all such officers will achieve, their stock ownership goal within the five-year time frame.

Limitations on Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for public corporations for compensation over $1,000,000 paid in any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers. However, this law exempts performance-based compensation from the deduction limit if certain requirements are met.

Our Incentive Plan has been approved by our stockholders and Compensation Committee and otherwise meets the requirements for performance-based compensation under Internal Revenue Code Section 162(m). The Eagle Annual Incentive Program is adopted under the structure of our Incentive Plan and is subject to the terms and conditions of that plan, including the requirements for performance-based compensation. The Compensation Committee generally seeks whenever possible to structure annual incentive and long-term incentive compensation awards, such as stock option grants under our Incentive Plan, in a manner that satisfies the Section 162(m) requirements, but reserves the right to award nondeductible compensation as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations, no assurance can be given that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under section 162(m) does in fact do so. All other compensation paid to the CEO and the other Named Executive Officers was below the limit described above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all fiscal 2009, 2010 and 2011 compensation earned by or paid to our Named Executive Officers, who consist of our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at fiscal year-end.

Name and Principal Position	Fiscal Year Ended March 31,	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)		Option Awards(4) ($)		Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(6) ($)	Total ($)
Steven R. Rowley,	2011	$820,000	—	$1,439,638		$131,125		$294,944	—	$66,399	$2,752,106
President and Chief Executive Officer	2010	800,000	$68,366	—	(7)	—	(7)	291,634	—	82,463	1,242,463
	2009	800,000	—	621,705		1,285,425		437,293	—	116,146	3,260,569

D. Craig Kesler, (8)	2011	256,250	—	468,291		34,818		110,604	—	24,138	894,101
Executive Vice President – Finance and Administration & CFO	2010	220,433	40,000	277,100		—		79,106	—	14,371	631,010

Gerald J. Essl,	2011	333,125	—	496,768		43,708		209,460	—	27,590	1,110,652
Executive Vice President – Cement/Aggregates and Concrete	2010	325,000	—	—	(7)	—	(7)	264,120	—	20,401	609,521
	2009	325,000	—	110,303		221,837		415,730	—	73,307	1,146,177

Robert S. Stewart, (9)	2011	358,750	—	468,291		34,818		110,604	—	30,235	1,002,698
Executive Vice President – Strategy, Corporate Development and Communications	2010	212,020	30,000	277,100		302,700		63,795	—	2,133	887,748

James H. Graass	2011	333,125	—	477,784		37,782		110,604	—	29,001	988,296
Executive Vice President, General Counsel and Secretary	2010	325,000	40,000	—	(7)	—	(7)	109,363	—	21,929	496,292
	2009	325,000	—	150,413		313,182		163,984	—	38,154	990,733

(1)	Includes amounts deferred on a pre-tax or after-tax basis at the election of the executive under our PSRP, which is described in greater detail under “Profit Sharing and Retirement Plan” on page 29 of this proxy statement.
(2)	The amounts in this column represent payments to the Named Executive Officer under the Company’s Special Situation Program for the applicable fiscal year.
(3)	The amounts in this column reflect the value of RSU awards and restricted stock awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown reflect the probable outcome as of the grant date of performance conditions that affect the vesting of these awards and exclude the impact of estimated forfeitures related to service-based vesting conditions. For assumptions used in determining these values, refer to (a) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2011 included in the Fiscal 2011 Form 10-K; and (b) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 28, 2010, or “Fiscal 2010 Form 10-K.” A portion of the amounts in this column assumes the achievement of less than the highest level of performance conditions. The following table reflects the amounts assuming the highest level of performance conditions (i.e., the maximum amounts payable):

Value at Highest Level of Performance (Fiscal 2011)

Name	Hold To Retirement Restricted Stock(1)	Restricted Stock Units(2)	Total
Steven R. Rowley	$1,012,490	$1,708,594	$2,721,084
D. Craig Kesler	354,386	455,625	810,011
Gerald J. Essl	354,386	569,532	923,917
Robert S. Stewart	354,386	455,625	810,011
James H. Graass	354,386	493,594	847,979

Value at Highest Level of Performance (Fiscal 2009)

Name	Restricted Stock Units(2)
Steven R. Rowley	$828,940
Gerald J. Essl	147,070
James H. Graass	200,550

(1)	The amount in the Summary Compensation Table column assumes the achievement of the highest level of performance conditions.
(2)

The amount in the Summary Compensation Table column assumes the achievement of less than the highest level of performance conditions with respect to this award. The fiscal 2011 awards to Messrs. Rowley, Kesler, Stewart and Graass vested at 75.1%, and the award to Mr. Essl vested at 85.96%. The unvested portion was forfeited.

(4)	The amounts in this column reflect the value of option awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown reflect the probable outcome as of the grant date of performance conditions that affect the vesting of these awards and exclude the impact of estimated forfeitures related to service-based vesting conditions. For assumptions used in determining these values, refer to (a) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2011 included in the Fiscal 2011 Form 10-K; and (b) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2010 included in the Fiscal 2010 Form 10-K. Where amounts in this column assume the achievement of less than the highest level of performance conditions, the amounts assuming the highest level of performance conditions would be as follows: Mr. Rowley – $524,500 [fiscal 2011], and $1,713,900 [fiscal 2009]; Mr. Kesler – $139,274; Mr. Essl – $174,833 [fiscal 2011], and $295,783 [fiscal 2009]; Mr. Stewart – $139,274 [fiscal 2011]; and Mr. Graass – $151,127 [fiscal 2011], and $417,576 [fiscal 2009]. The fiscal 2011 awards to Messrs. Rowley, Kesler, Stewart and Graass vested at 75.1%, and the award to Mr. Essl vested at 85.96%. The unvested portion was forfeited.
(5)	The amounts in this column represent payments to the Named Executive Officer under the applicable annual incentive compensation program for the applicable fiscal year. The amounts do not reflect any dividend equivalent units which are accrued by or paid to holders of our RSUs at any time we pay a cash dividend on our Common Stock (see footnote 6 below).
(6)	The amounts shown in this column represent: (1) Company profit sharing contributions to the account of the Named Executive Officer under our PSRP; (2) Company contributions to the account of the Named Executive Officer under our SERP; (3) premium costs to the Company of life insurance policies obtained by the Company in connection with our SCP; (4) wellness awards; and (5) dividend equivalent RSUs. The PSRP is described in greater detail under “Profit Sharing and Retirement Plan” on page 29 of this proxy statement. During fiscal 2011, the Named Executive Officers each received $18,375 in employer profit sharing contributions with respect to the PSRP. The SERP is described in greater detail under “SERP” on page 30 of this proxy statement. During fiscal 2011, the Named Executive Officers received the following employer contributions with respect to the SERP: Mr. Rowley – $42,750; Mr. Kesler – $727; Mr. Essl – $6,457; Mr. Robert Stewart – $8,368; and Mr. Graass – $6,457. The SCP is described in greater detail under “Salary Continuation Plan” on page 30 of this proxy statement. During fiscal 2011, the Company paid premium costs in the following amounts for life insurance policies obtained under the SCP with respect to the Named Executive Officers: Mr. Rowley – $5,274; Mr. Kesler – $5,036; Mr. Essl – $2,214; Mr. Robert Stewart – $3,492; and Mr. Graass – $4,169. During fiscal 2011, the Company also paid a wellness award of $544 to Mr. Essl. For fiscal 2010 and fiscal 2009, the amounts in this column also include the value of Common Stock paid during such fiscal year for dividend equivalent units. Dividend equivalent units are credited as additional RSUs to holders of our earned RSUs at any time we pay a cash dividend on our Common Stock. The value of the dividend equivalent units is not reflected in the “Stock Awards” column.
(7)	Other than awards made in connection with new hires and promotions, no equity awards were made by the Company in fiscal 2010.
(8)	Mr. Kesler was promoted to Executive Vice President – Finance & Administration and Chief Financial Officer effective August 21, 2009. Mr. Kesler had previously served as the Company’s Vice President – Investor Relations and Corporate Development since 2005.
(9)	Mr. Stewart was hired as Executive Vice President – Strategy, Corporate Development and Communications effective August 21, 2009.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made during fiscal 2011 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Awards ($/Sh)	and Option Awards(2)
Steven R. Rowley	5/18/10	—	$294,944	—	—	—	—		—	—
	5/18/10	—	—	—	—	—	44,250	(3)	$30.735	$524,500
	5/18/10	—	—	—	—	—	56,250	(4)	—	1,708,594
	5/18/10	—	—	—	—	—	33,333	(5)	—	1,012,490

D. Craig Kesler	5/18/10	—	110,604	—	—	—	—		—	—
	5/18/10	—	—	—	—	—	11,750	(3)	30.735	139,274
	5/18/10	—	—	—	—	—	15,000	(4)	—	455,625
	5/18/10	—	—	—	—	—	11,667	(5)	—	354,386

Gerald J. Essl	5/18/10	—	215,939	—	—	—	—		—	—
	5/18/10	—	—	—	—	—	14,750	(3)	30.735	174,833
	5/18/10	—	—	—	—	—	18,750	(4)	—	569,532
	5/18/10	—	—	—	—	—	11,667	(5)	—	354,386

Robert S. Stewart	5/18/10	—	110,604	—	—	—	—		—	—
	5/18/10	—	—	—	—	—	11,750	(3)	30.735	139,274
	5/18/10	—	—	—	—	—	15,000	(4)	—	455,625
	5/18/10	—	—	—	—	—	11,667	(5)	—	354,386

James H. Graass	5/18/10	—	110,604	—	—	—	—		—	—
	5/18/10	—	—	—	—	—	12,750	(3)	30.735	151,127
	5/18/10	—	—	—	—	—	16,250	(4)	—	493,594
	5/18/10	—	—	—	—	—	11,667	(5)	—	354,386

(1)	The amounts in this column represent the maximum annual incentive payments potentially payable to the Named Executive Officers pursuant to the Eagle Annual Incentive Program or the Divisional Annual Incentive Bonus Programs, as applicable, for fiscal year 2011. There are no thresholds or maximums for these awards – they are merely a function of multiplying the pre-determined percentage of earnings for the fiscal year. The actual pay-outs to the Named Executive Officers were as follows: Mr. Rowley – $294,944; Mr. Kesler – $110,604; Mr. Essl – $209,460; Mr. Stewart – $110,604; and Mr. Graass – $110,604. These incentive programs are described in greater detail under “Annual Incentive Bonus” beginning on page 22 of this proxy statement.
(2)	The amounts included in this column reflect the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2011 included in the Fiscal 2011 Form 10-K.
(3)	These amounts represent grants of stock options to purchase shares of Common Stock made on May 18, 2010 under our Incentive Plan. The earning of the stock options was subject to performance vesting criteria. One-third of the earned stock options vested immediately, one-third will vest on March 31, 2012, and one-third will vest on March 31, 2013. These stock options are described in greater detail under “Long-Term Incentive Compensation – Fiscal 2011 Grants – Annual Grants” beginning on page 26 of this proxy statement.
(4)	These amounts represent grants of RSUs made on May 18, 2010 under our Incentive Plan. The vesting of the RSUs was subject to performance vesting criteria. One-third of the earned RSUs vested immediately, one-third will vest on March 31, 2012, and one-third will vest on March 31, 2013. These RSUs are described in greater detail under “Long-Term Incentive Compensation – Fiscal 2011 Grants – Annual Grants” beginning on page 26 of this proxy statement.
(5)	These amounts represent grants of restricted stock made on May 18, 2010 under our Incentive Plan. The vesting of the restricted stock is subject to a performance vesting criterion. The restrictions on the earned restricted stock do not lapse until the recipient meets the requirements for retirement, as defined in the award agreement. This restricted stock is described in greater detail under “Long-Term Incentive Compensation – Fiscal 2011 Grants – ‘Hold to Retirement’ Grant” beginning on page 29 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding at the end of fiscal 2011 for each of the Named Executive Officers.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven R. Rowley	82,776	—		—		$11.763	05/08/2013	—		—	56,250	(2)	$1,702,125
	51,245	—		—		29.076	06/09/2012	—		—	33,333	(3)	1,008,657
	14,755	—		—		62.830	05/09/2016	—		—	—		—
	—	—		500,000		47.530	06/20/2014	—		—	—		—
	197,000	—		—		26.695	08/21/2015	—		—	—		—
	—	—		44,250	(4)	30.735	05/18/2020	—		—	—		—

D. Craig Kesler	6,500	—		—		23.583	10/07/2014	8,000	(6)	$242,080	15,000	(2)	453,900
	2,329	—		—		29.076	06/09/2012	—		—	11,667	(3)	353,044
	1,342	—		—		62.830	05/09/2016	—		—	—		—
	—	—		35,000		47.530	06/20/2014	—		—	—		—
	14,000	—		—		26.695	08/21/2015	—		—	—		—
	—	—		11,750	(4)	30.735	05/18/2020	—		—	—		—

Gerald J. Essl	49,665	—		—		11.763	05/08/2013	—		—	18,750	(2)	567,375
	16,305	—		—		29.076	06/09/2012	—		—	11,667	(3)	353,044
	4,695	—		—		62.830	05/09/2016	—		—	—		—
	3,000	2,000	(5)	—		49.770	05/04/2014	—		—	—		—
	—	—		87,000		47.530	06/20/2014	—		—	—		—
	34,000	—		—		26.695	08/21/2015	—		—	—		—
	—	—		14,750	(4)	30.735	05/18/2020	—		—	—		—

Robert S. Stewart	6,000	24,000	(7)	—		27.710	08/21/2016	8,000	(6)	242,080	15,000	(2)	453,900
	—	—		11,750	(4)	30.735	05/18/2020	—		—	11,667	(3)	353,044

James H. Graass	92,709	—		—		13.425	05/09/2012	—		—	16,250	(2)	491,725
	49,665	—		—		11.763	05/08/2013	—		—	11,667	(3)	353,044
	11,647	—		—		29.076	06/09/2012	—		—	—		—
	3,354	—		—		62.830	05/09/2016	—		—	—		—
	—	—		122,000		47.530	06/20/2014	—		—	—		—
	48,000	—		—		26.695	08/21/2015	—		—	—		—
	—	—		12,750	(4)	30.735	05/18/2020	—		—	—		—

(1)	Based on the closing price per share of Common Stock on the NYSE on March 31, 2011 ($30.26).
(2)	Represents RSUs granted on May 18, 2010. The Compensation Committee determined in May 2011 that 75.1% (or, in the case of Mr. Essl, 85.96%) of the RSUs was earned (the remainder was forfeited), at which time one-third of the earned RSUs were paid to the Named Executive Officer in shares of Common Stock. The remaining two-thirds will become payable to the Named Executive Officer in shares of Common Stock on March 31, 2012 and March 31, 2013.
(3)	Represents restricted stock granted on May 18, 2010. The Compensation Committee determined in April 2011 that 100% of such stock was earned. Restrictions will lapse on the earned stock upon the Named Executive Officer meeting the requirements of retirement, as defined in the award agreement.
(4)	Represents stock options granted on May 18, 2010. The Compensation Committee determined in May 2011 that 75.1% (or, in the case of Mr. Essl, 85.96%) of such stock options was earned (the remainder was forfeited), at which time one-third of the earned stock options became exercisable. The remaining two-thirds will become exercisable on March 31, 2012 and March 31, 2013.

(5)	Represents unvested portion of options to purchase 5,000 shares of Common Stock granted to Mr. Essl on May 4, 2007 under our Incentive Plan. The options vest ratably over 5 years.
(6)	Represents the remaining unvested shares under a restricted stock grant of 10,000 shares made to the listed Named Executive Officers on August 21, 2009 under our Incentive Plan. The remaining shares will vest as follows: 2,000 on August 21, 2011; 2,000 on August 21, 2012; 2,000 on August 21, 2013; and 2,000 on August 21, 2014.
(7)	Represents unvested portion of options to purchase 30,000 shares of Common Stock granted to Mr. Stewart on August 21, 2009 under our Incentive Plan. The options vest ratably over 5 years.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock or restricted stock units during fiscal 2011 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
Steven R. Rowley	71,316	$594,401	6,429	(2)	$144,846
D. Craig Kesler	—	—	2,000	(3)	44,960
Gerald J. Essl	23,772	131,666	—		—
Robert S. Stewart	—	—	2,000	(4)	44,960
James H. Graass	134,870	2,732,257	—		—

(1)	The amount in this column represents the dollar amount realized by the Named Executive Officer valued at the time of the vesting of such shares.
(2)	This amount represents 6,429 shares of Common Stock for which restrictions lapsed during fiscal 2011 under the terms of a restricted stock grant of 45,000 shares made to Mr. Rowley on September 18, 2003 under our Incentive Plan.
(3)	This amount represents 2,000 shares of Common Stock for which restrictions lapsed during fiscal 2011 under the terms of a restricted stock grant of 10,000 shares made to Mr. Kesler on August 21, 2009 under our Incentive Plan.
(4)	This amount represents 2,000 shares of Common Stock for which restrictions lapsed during fiscal 2011 under the terms of a restricted stock grant of 10,000 shares made to Mr. Stewart on August 21, 2009 under our Incentive Plan.

Nonqualified Deferred Compensation

In FY 2011

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven R. Rowley	—	$42,750	$75,915	—	$650,441
D. Craig Kesler	—	727	2	—	729
Gerald J. Essl	—	6,458	5,416	—	303,187
Robert S. Stewart	—	8,368	20	—	8,388
James H. Graass	—	6,458	10,904	—	89,410

(1)	The amounts in this column represent contributions made by the Company for the account of the Named Executive Officers during fiscal 2011 under our SERP. The SERP is an unfunded, non-qualified plan for certain executives of the Company. Under the SERP, the Company makes contributions to the account of the executive in an amount substantially equal to the additional contributions he would have received under the PSRP had 100% of his annual salary been eligible for a profit sharing contribution. The SERP is described in greater detail under “SERP” on page 30 of this proxy statement. The amounts in this column are reflected in the “All Other Compensation” column of the Summary Compensation Table located on page 32.
(2)	The Company also maintains the Eagle Materials Inc. Deferred Compensation Plan. Under this Deferred Compensation Plan, eligible executives were allowed to defer the receipt of a portion of their salary or annual bonus for fiscal 2001, up to 75% of such amounts. For fiscal years after fiscal 2001, the Deferred Compensation Plan was closed to additional employee deferrals. Amounts under the Deferred Compensation Plan are payable at a date certain or upon the participant’s termination of employment, disability or death in the form of a lump sum or installments as elected pursuant to the terms of the plan. Such amounts are not subject to the six month delay applicable to key employees under Internal Revenue Code Section 409A. The earnings in this column reflect earnings or losses on balances in the Named Executive Officer’s SERP account and Deferred Compensation Plan account. A Named Executive Officer may designate how his account balances are to be invested by selecting among the investment options available under our PSRP, with the exception of the Common Stock fund. Because these earnings are not “above market,” they are not included in the Summary Compensation Table on page 32 of this proxy statement. The table below shows the investment options available under our PSRP (other than the Common Stock fund) and the annual rate of return for the 12 month period ended March 31, 2011, as reported to us by the administrator of the plan.

Fund	Rate of Return
ABF Large Cap Value	13.07%
Legg Mason Partners Aggressive Growth A	22.67%
Spartan 500 Index Fund	15.56%
Fidelity Growth Strategies	22.04%
Fidelity Low Price Stock Fund	18.29%
JP Morgan Midcap Growth Fund	27.49%
Spartan Extended Market Index Fund	26.38%
ABF Small Cap Value PA	24.01%
Baron Small Cap Fund	29.25%
Fidelity Diversified International Fund	12.46%
Fidelity Freedom 2000 Fund	7.56%
Fidelity Freedom 2010 Fund	12.02%
Fidelity Freedom 2020 Fund	13.47%
Fidelity Freedom 2030 Fund	14.81%
Fidelity Freedom 2040 Fund	15.66%
Fidelity Freedom Income Fund	7.33%
Fidelity Managed Income Portfolio	1.34%
Fidelity US Bond Index Fund	4.86%
Vanguard inflation Protected Securities Fund	7.74%
Spartan Short-term Treasury Bond Index Fund	2.53%
Fidelity Retirement Money Market	0.02%

(3)	The amounts in this column represent the sum of: (i) the balance in the Named Executive Officer’s account under the SERP; and (ii) the balance in the Named Executive Officer’s account under the Company’s Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the potential payments payable to the Named Executive Officers upon termination of employment or a change in control of the Company under current compensation programs. Specifically, compensation payable to each Named Executive Officer upon voluntary termination, involuntary termination or in the event of death or disability and change in control is discussed below. The amounts shown in the tables below assume that such termination was effective as of March 31, 2011, and are therefore estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of our Common Stock and the executive’s age.

Payments Made Upon Any Termination

Deferred Compensation. The amounts shown in the table below do not include distribution of plan balances under our Deferred Compensation Plan or SERP. These balances are shown in the Nonqualified Deferred Compensation in FY 2011 Table on page 39 of this proxy statement.

Death and Disability. A termination of employment due to death or disability does not entitle the Named Executive Officer to any payments that are not available to salaried employees generally, except for benefits payable to the beneficiaries of the Named Executive Officers in the event of termination due to death under our Salary Continuation Plan. A description of our Salary Continuation Plan is set forth under “Salary Continuation Plan” on page 30 of this proxy statement.

Accrued Pay and Profit Sharing Plan Benefits. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment or relate to equity grants that have already vested. These include:

•	accrued salary and vacation pay through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•

option grants received under the Incentive Plan which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable Nonqualified Stock Option Agreement);

•

restricted stock grants or restricted stock unit grants received under the Incentive Plan which have already vested prior to the date of termination (subject to the terms of the applicable Restricted Stock or Restricted Stock Unit Agreement); and

•	unused vacation pay.

	Involuntary Termination or Voluntary Termination (non Change in Control)	Death or Disability		Change in Control(1)
Type of Payment	($)	($)		($)
Steven R. Rowley
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		—	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—	—		$1,702,125	(3)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		1,008,657	(4)

Benefits
Salary Continuation Plan Payments	—	$1,500,000	(5)	—

ROWLEY TOTAL	—	$1,500,000		$2,710,782

	Involuntary Termination or Voluntary Termination (non Change in Control)	Death or Disability		Change in Control(1)
Type of Payment	($)	($)		($)
D. Craig Kesler
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		—	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—	—		$453,900	(3)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		595,124	(4)

Benefits
Salary Continuation Plan Payments	—	$1,500,000	(5)	—

KESLER TOTAL	—	$1,500,000		$1,049,024

Gerald J. Essl
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		—	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—	—		$567,375	(3)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		353,044	(4)

Benefits
Salary Continuation Plan Payments	—	$999,377	(5)	—

ESSL TOTAL	—	$999,377		$920,419

Robert S. Stewart
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		$61,200	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—	—		453,900	(3)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		595,124	(4)

Benefits
Salary Continuation Plan Payments	—	$1,500,000	(5)	—

STEWART TOTAL	—	$1,500,000		$1,110,224

James H. Graass
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		—	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—	—		$491,725	(3)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		353,044	(4)

Benefits
Salary Continuation Plan Payments	—	$1,500,000	(5)	—

GRAASS TOTAL	—	$1,500,000		$844,769

AGGREGATE TOTAL FOR NAMED EXECUTIVE OFFICERS	—	$6,999,377		$6,635,218

(1)	The definition of “Change in Control” is described under “Change in Control Benefits” on page 30 of this proxy statement.
(2)	Represents the dollar value of the unexercisable stock options that are accelerated because of a change in control based on the amount, if any, that the closing price of our Common Stock on March 31, 2011 ($30.26) exceeds the exercise price of the stock option.
(3)	Represents the dollar value of the RSUs, if any, that are accelerated or paid to the Named Executive Officer in the form of Common Stock because of a change in control, based on the closing price of our Common Stock on March 31, 2011 ($30.26).

(4)	Represents the dollar value of the restricted stock for which restrictions will lapse upon a change in control based on the closing price of our Common Stock on March 31, 2011 ($30.26).
(5)	Under the terms of our SCP, in the event of a Named Executive Officer’s death while employed by the Company, such Named Executive Officer’s beneficiaries would receive the following payments, which would be paid from the proceeds of a life insurance policy purchased by the Company covering such Named Executive Officer (calculated based on fiscal 2011 salaries):

a.	Rowley – $820,000 in a lump sum payment plus $410,000 per year until the beneficiaries have received a total of $1,500,000 in payments.

b.	Kesler – $256,250 in a lump sum payment plus $128,125 per year until the beneficiaries have received a total of $1,500,000 in payments.

c.	Essl – $333,125 in a lump sum payment plus $166,563 per year until the date Mr. Essl would have reached 66.

d.	Stewart – $358,750 in a lump sum payment plus $179,375 per year until the beneficiaries have received a total of $1,500,000 in payments.

e.	Graass – $333,125 in a lump sum payment plus $166,563 per year until the beneficiaries have received a total of $1,500,000 in payments.

STOCK OWNERSHIP

Management

We encourage stock ownership by our directors, officers and employees to align their interests with your interests as stockholders. The following table shows the beneficial ownership of our Common Stock, as of the record date for the annual meeting by: (a) each director, (b) each of our current executive officers and (c) by all directors and executive officers of the Company as a group (15 persons). Except as otherwise indicated, all shares are owned directly, and the owner of such shares has the sole voting and investment power with respect thereto.

Amount and Nature of Beneficial Ownership (1)

	Number of Shares Beneficially Owned(2)	Percentage of Common Stock
F. William Barnett	99,065	*
Ed H. Bowman	—	*
Robert L. Clarke(3)	139,140	*
William R. Devlin(4)(5)	45,181	*
Gerald J. Essl	158,116	*
James H. Graass(6)	288,862	*
Laurence E. Hirsch(7)	1,635,180	3.7%
D. Craig Kesler(5) (8)	56,205	*
Frank W. Maresh(9)	47,770	*
Michael R. Nicolais(10)	72,114	*
David B. Powers	99,425	*
David W. Quinn	106,816	*
Steven R. Rowley(11)	725,502	1.6%
Richard R. Stewart(12)	37,014	*
Robert S. Stewart(5)	32,883	*
All current directors, nominees and executive officers as a group (15 persons)	3,543,273	7.7%

*	Less than 1%
(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.
(2)	Amounts include the following shares of Common Stock that may be acquired upon exercise of stock options awarded under our Incentive Plan: Mr. Barnett – 99,065 shares; Mr. Clarke – 84,848 shares; Mr. Devlin – 22,344 shares; Mr. Essl – 112,892 shares; Mr. Graass – 208,567 shares; Mr. Hirsch – 112,610 shares; Mr. Kesler – 27,113 shares; Mr. Maresh – 36,314 shares; Mr. Nicolais – 56,180 shares; Mr. Powers – 72,073 shares; Mr. Quinn – 88,555 shares; Mr. Rowley – 356,854 shares; Mr. Richard Stewart – 31,014 shares; Mr. Robert Stewart – 8,942 shares; and all directors and executive officers of the Company as a group (15 persons) – 1,317,371 shares. In addition, this table includes shares of Common Stock that are held for the account of participants as of May 6, 2011, pursuant to the Common Stock fund of the PSRP, as follows: Mr. Devlin – 1,279 shares; Mr. Graass – 480 shares; Mr. Kesler – 662 shares; Mr. Powers – 1,508 shares; Mr. Rowley – 2,276 shares; and all directors and executive officers of the Company as a group (15 persons) – 6,205 shares. Additionally, this table includes unvested shares of “hold to retirement” restricted stock under awards originally made on May 18, 2010, as follows: Mr. Devlin – 5,000 shares; Mr. Essl – 11,667 shares; Mr. Graass – 11,667 shares; Mr. Kesler – 11,667 shares; Mr. Powers – 11,667 shares; Mr. Rowley – 33,333 shares; Mr. Robert Stewart – 11,667 shares; and all directors and executive officers of the Company as a group (15 persons) – 96,668 shares. These amounts do not include the RSUs previously granted to the non-employee directors (including dividend equivalent units accrued since the date of grant) disclosed in the table on page 9 of this proxy statement.
(3)	Includes 54,292 shares pledged as collateral for a loan.
(4)	Includes 1,200 shares of Common Stock held in Mr. Devlin’s IRA.

(5)	Includes 8,000 shares of Common Stock representing the remaining unvested shares under a restricted stock award originally made to the executive on August 21, 2009.
(6)	Includes 64,568 shares pledged as collateral for a loan. Also includes 543 shares of Common Stock held in Mr. Graass’s IRA.
(7)	Includes 845,546 shares of Common Stock owned by Highlander. Also includes 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 1, Ltd.; and 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 2, Ltd., with respect to which Mr. Hirsch disclaims beneficial ownership.
(8)	Also includes 160 shares of Common Stock held in Mr. Kesler’s IRA.
(9)	Includes 3,325 shares of Common Stock held in Mr. Maresh’s IRA.
(10)	Includes (a) 1,386 shares of Common Stock owned by Mr. Nicolais’ wife; (b) 1,550 shares of Common Stock owned by the profit sharing plan of Mr. Nicolais’ employer; (c) 3,500 shares of Common Stock held in Mr. Nicolais’ IRA; (d) 555 shares of Common Stock held in trust (Mr. Nicolais’ wife is trustee) for their daughter; and (e) 555 shares of Common Stock held in trust (Mr. Nicolais’ wife is trustee) for their son. Mr. Nicolais has disclaimed beneficial ownership of the shares of Common Stock held in trust.
(11)	Includes 280,833 shares pledged as collateral for a loan. Also includes 1,929 shares held in Mr. Rowley’s IRA.
(12)	Includes 6,000 shares owned by Stewart Family Trust.

Certain Beneficial Owners

The table below provides information regarding the only persons we know of who are the beneficial owners of more than five percent of our Common Stock. The number of shares of Common Stock shown in the table as beneficially owned by each person as of the most recent practicable date, which is generally the date as of which information is provided in the most recent beneficial ownership report filed by such person with the SEC. The percentage of our Common Stock shown in the table as owned by each person is calculated in accordance with applicable SEC rules based on the number of outstanding shares of Common Stock as of June 9, 2011, the record date for our annual meeting of stockholders.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
FMR, LLC(1) 82 Devonshire Street Boston, MA 02109	4,638,902	10.4%

BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	2,671,059	6.0%

Samana Capital, L.P. (3) 35 Ocean Reef Drive Suite 142 Key Largo, FL 33037	2,643,285	5.9%

Ash Grove Cement Company(4) 11011 Cody Overland Park, KS 66210	2,194,298	4.9%

(1)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2011. Of the shares reported in the Schedule 13G/A, FMR, LLC has sole voting power with respect to 804,102 shares, and sole dispositive power with respect to 4,638,902 shares, and Edward C. Johnson, III, has sole dispositive power with respect to 4,638,902 shares.
(2)	Based solely on the information contained in a Schedule 13G filed with the SEC on February 14, 2011. Of the shares reported in the Schedule 13G, BlackRock, Inc. has sole voting and dispositive power with respect to 2,671,059 shares.
(3)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2011. Of the shares reported in the Schedule 13G/A, (i) Samana Capital, L.P. (“SC”) has shared voting and dispositive power with respect to 2,206,751 shares; and (ii) Morton Holdings, Inc. (“MH”) and Philip B. Korsant have shared voting and dispositive power with respect to 2,643,285 shares. MH is the general partner of SC.
(4)	Based solely on the information contained in a Schedule 13D filed with the SEC on August 19, 2008. Of the shares reported in the Schedule 13D, (i) Ash Grove Cement Company (“Ash Grove”) has sole voting power with respect to 2,194,298 shares; (ii) Ash Grove has sole dispositive power with respect to 2,194,298 shares; and (iii) Robert Sunderland, James P. Sunderland, Charles T. Sunderland, and Kenton W. Sunderland have shared voting and dispositive power with respect to 2,194,298. Ash Grove is a private company controlled by various family trusts and partnerships for the benefit of Paul Sunderland and his descendants (collectively, the “Sunderland Family Trusts”). Each of Robert Sunderland, James P. Sunderland, Charles T. Sunderland, and Kenton W. Sunderland is a beneficiary of certain Sunderland Family Trusts and a trustee of certain Sunderland Family Trusts.

Related Party Transactions

Our code of conduct adopted by the Board, which we refer to as “Eagle Ethics,” includes provisions addressing conflicts of interest which arise when a director, officer, or employee has an interest in a transaction in which the Company is a participant. Eagle Ethics defines a conflict of interest as an activity, investment or association that interferes or might appear to interfere with the judgment or objectivity of an officer or employee in performing his or her job in the best interests of the Company and our shareholders.

Under Eagle Ethics, officers or employees are encouraged to consult with their supervisors regarding any matter that may involve a conflict of interest. In addition, Eagle Ethics requires that prior approval of the supervisor of an officer or employee, the president of the Eagle business unit in which such officer or employee is employed, and the Company’s general counsel before: (1) obtaining an ownership interest in, or position with, an Eagle supplier, contractor, customer or competitor, subject to certain exceptions relating to the ownership of publicly traded securities; (2) employing any relatives where there is either a direct or indirect reporting relationship or a substantial amount of interaction between the relatives on the job; or (3) establishing a business relationship between Eagle and a company in which the officer or employee or his or her relative has an ownership interest or holds a position.

In addition to the above policies included in Eagle Ethics, we have implemented certain informal processes in connection with transactions with related persons. For example, the Company’s legal staff is primarily responsible for the development of processes to obtain information from the directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether the related person has a direct or indirect material interest in the transaction. In addition, all of our employees, executive officers and directors are required to disclose any conflicts of interest in an annual certification reviewed by our Legal Department. After disclosure, some conflicts of interest may be resolved through implementing appropriate controls for our protection. Depending on the identity of the officer or employee involved in a transaction creating a potential conflict of interest, the conflict of interest may be resolved by the Company’s legal staff or may be referred to the Audit Committee. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. Such consent may be subject to appropriate controls intended to ensure that transaction as implemented is not adverse to the Company. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship. If a potential conflict arises concerning a director or officer of the Company, the potential conflict is disclosed to the Chair of the Audit Committee of the Board for review and disposition. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the annual proxy statements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of the copies of such forms we received with respect to fiscal 2011 or written representations from certain reporting persons, the Company believes that its directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, have complied with all filing requirements of Section 16(a) for fiscal 2011 applicable to such persons, except for the late reporting of dividend equivalent RSUs accrued by Messrs. Barnett, Clarke, Hirsch, Nicolais and Quinn in connection with our November 2010 cash dividend payment.

Code of Conduct

The Company’s code of conduct, Eagle Ethics, applies to all of the Company’s employees, including the Company’s officers. Eagle Ethics also applies to the Board of Directors. The Company’s code of conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code of conduct to an appropriate person or persons identified in the code of conduct; and

•	accountability for adherence to the code of conduct.

All of the Company’s employees and directors are required to certify to the Company, on an annual basis, that they have complied with the Company’s code of conduct without exception or, if they have not so complied, to list the exceptions.

The Company has posted the text of its code of conduct on its Internet website at www.eaglematerials.com (click on “Investor Relations”, then on “Corporate Governance”, then on “Eagle Ethics” under the heading “Code of Ethics”). Additionally, the Company will provide without charge a copy of the code of conduct to any person upon written request to our Secretary at our principal executive office.

PROPOSAL NO. 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers as disclosed in this proxy statement. We believe the structure of our executive compensation programs promoted our business objectives and serves to motivate, attract and retain executive talent.

We urge stockholders to read our “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement, which describes in more detail how our executive compensation policies and programs operate.

We are seeking stockholder approval of the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement, is hereby approved.

Although the vote on this proposal is advisory and nonbinding, the Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

Recommendation of the Board

Our Board of Directors recommends that holders of Common Stock vote “for” the non-binding advisory resolution approving the compensation paid to our named executive officers.

PROPOSAL NO. 3: ADVISORY VOTE REGARDING FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are required to provide a non-binding, advisory vote on the compensation of our named executive officers at least once every three years. In this proposal, we are asking stockholders to provide their view on whether future advisory votes on the compensation of our named executive officers should occur every three years, every two years or every year.

The Board believes that future advisory votes on executive compensation should occur every three years. We believe that this frequency is appropriate for a number of reasons, including:

•	Our compensation policies and practices have emphasized sustained economic performance over time rather than quarter-to-quarter or year-to-year achievements.

•

A three-year vote cycle will provide investors sufficient time to evaluate the effectiveness of these short and long-term compensation policies and practices and the related performance of the Company.

•

A three-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments, to implement any necessary changes to our executive compensation policies and practices and to evaluate the results of such changes before the next stockholder advisory vote.

•

The rules of the NYSE require the Company to seek stockholder approval for new employee equity compensation plans and material revisions thereto. This requirement provides our stockholders with the opportunity to provide additional feedback on important matters involving executive compensation, even in years when advisory votes on executive compensation do not occur.

•	The Company will continue to engage with stockholders on executive compensation during the period between stockholder advisory votes.

We understand, however, that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and the Board has determined not to make a recommendation regarding the frequency of future votes on executive compensation. Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Although the vote on this proposal is advisory and non-binding, the Compensation Committee and the Board will review the results of the vote and consider them when making its determination regarding the frequency of future votes. The frequency receiving the greatest number of votes will be considered the frequency recommended by our stockholders, even if that alternative does not receive a majority of the votes cast. Because the Board is not making a recommendation on its preferred alternative under this proposal, shares will not be voted on this proposal unless stockholders indicate their preference among the alternatives presented. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the vote.

Recommendation of the Board

Our Board of Directors does not make a recommendation regarding the frequency of future advisory votes on the compensation of our named executive officers.

PROPOSAL NO. 4: APPROVAL OF EXPECTED APPOINTMENT OF INDEPENDENT AUDITORS

General

Ernst & Young acted as our independent auditors to audit our books and records for fiscal year 2011, and the Audit Committee expects to appoint Ernst & Young as our independent auditors for fiscal year 2012 if its proposal for audit services is satisfactory.

We believe the approval of this expected appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not support the expected appointment, our Audit Committee will consider that fact when determining whether or not to retain Ernst & Young, but still may elect to retain them. Even if the expected appointment is approved, the Audit Committee, in its discretion, may elect not to proceed with the appointment. Once it has appointed an auditor, our Audit Committee may elect to change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Representatives of Ernst & Young are expected to be present for the annual meeting, with the opportunity to make a statement if they choose to do so, and will be available to respond to appropriate questions from our stockholders.

Recommendation of the Board

Our board unanimously recommends a vote “for” the approval of the expected appointment of Ernst & Young as the Company’s auditors for the fiscal year ending March 31, 2012.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP, which we refer to as Ernst & Young, audited the Company’s financial statements for the fiscal years ended March 31, 2009, 2010 and 2011.

Ernst & Young reports directly to our Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Other audit and permissible non-audit services that exceed a $50,000 threshold must be pre-approved separately by the Audit Committee, or, for such services that do not exceed $50,000, by a member of the Audit Committee. Any such member must report the pre-approval at the next Audit Committee meeting. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in the fiscal years ended March 31, 2011 and 2010, all of which services have been approved by the Audit Committee:

Fiscal Year Ended March 31,	Audit Fees (1)	Audit Related Fees	Tax Fees	All Other Fees	Total
2011	$609,100	$15,000	$80,000	—	$704,100

2010	608,100	52,200	55,000	—	715,300

(1)	Includes fees for the annual audit and quarterly reviews, accounting and financial reporting consultations regarding generally accepted accounting principles.

AUDIT COMMITTEE REPORT

To the Board of Directors of Eagle Materials Inc.:

We have reviewed and discussed with management and the independent registered public accounting firm, Ernst & Young, as appropriate, (1) the audited financial statements of Eagle Materials Inc. as of and for the fiscal year ended March 31, 2011 and (2) management’s report on internal control over financial reporting and the independent registered accounting firm’s related opinions.

We have discussed with the independent registered public accounting firm the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence and have discussed with Ernst & Young the auditors’ independence. We have also considered whether the auditors’ provision of non-audit services to Eagle Materials Inc. and its affiliates is compatible with the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Annual Report of Eagle Materials Inc. on Form 10-K for the fiscal year ended March 31, 2011.

Audit Committee

David W. Quinn, Chairman

Robert L. Clarke

Frank W. Maresh

OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

Our Board of Directors does not intend to present for action at this annual meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for action at the meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Stockholders may notify the Company of their requests by calling or directing a written request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Next year’s annual meeting of stockholders is scheduled to be held on August 7, 2012. In order to be considered for inclusion in the Company’s proxy material for that meeting, stockholder proposals must be received at our executive offices, addressed to the attention of the Secretary, not later than February 25, 2012.

For any proposal that is not submitted for inclusion in our proxy material for the 2012 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits the Company’s management to exercise discretionary voting authority under proxies it solicits unless the Company is notified about the proposal on or before May 9, 2012, and the stockholder satisfies the other requirements of Rule 14a-4(c). Our Bylaws provide that, to be considered at the 2012 annual meeting, a stockholder proposal must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 9, 2012 and ending May 9, 2012, and must contain the information specified by and otherwise comply with our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive office.

FORM 10-K

Stockholders entitled to vote at the meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, including the financial statements required to be filed with the SEC, without charge, upon written or oral request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

By Order of the Board of Directors

JAMES H. GRAASS
Executive Vice President, General Counsel and Secretary

Dallas, Texas

June 24, 2011

EAGLE MATERIALS INC. 3811 TURTLE CREEK BLVD. SUITE 1100 DALLAS, TX 75219

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

| | | | | |

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

____ ____ ____ ____ ____ ____

CONTROL # g	000000000000

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.		☐
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors
Nominees
01	Laurence E. Hirsch 02 Michael R. Nicolais 03 Richard R. Stewart
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
2	Advisory resolution regarding the compensation of our named executive officers.	☐	☐	☐	NOTE: THE SHARES REPRESENTED BY THIS PROXY WHEN
PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY
WILL BE VOTED FOR ITEMS 1, 2 AND 4 AND NO VOTE WILL
BE CAST ON ITEM 3. IF ANY OTHER MATTERS PROPERLY
COME BEFORE THE MEETING, THE PROXIES NAMED IN
THIS PROXY WILLVOTE IN THEIR DISCRETION. BY
EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY
REVOKES PRIOR PROXIES RELATING TO THE MEETING.
The Board of Directors does not have a recommendation for voting on the following proposal:		3 years	2 years	1 year	Abstain
3	To recommend, by non-binding advisory vote, the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
4	To approve the expected appointment of Ernst & Young LLP as independent auditors for fiscal year 2012.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
SHARES
CUSIP #
				JOB #				SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com.

EAGLE MATERIALS INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS August 4, 2011

The undersigned hereby appoints James H. Graass and Steven R. Rowley, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Eagle Materials Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Thursday, August 4, 2011 at the Sheraton Suites Market Center, 2101 N. Stemmons Freeway, Dallas, Texas 75207, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 4 AND NO VOTE WILL BE CAST ON PROPOSAL 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

By execution of this proxy, the undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the August 4, 2011 Annual Meeting.

*For address changes, please contact our transfer agent, BNY Mellon Shareowner Services, at 1-800-279-1248.

Continued and to be signed on reverse side